As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	52-2095412
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth A. Abdoo, Esq.

Executive Vice President, Secretary and General Counsel

Host Hotels & Resorts, Inc.

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(240) 744-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy, Esq.

Latham & Watkins LLP

555 11th Street, N.W. Suite 1000

Washington, DC 20004

(202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Debt Securities (4)	$2,000,000,000	100%	$2,000,000,000	$229,200
Total	$2,000,000,000	100%	$2,000,000,000	$229,200

(1)	The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. The aggregate public offering price of all securities registered hereby will not exceed $2,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at an original issue discount.
(3)	Exclusive of accrued interest, if any.
(4)	Including such principal amount of debt securities as may, from time to time, be issued at indeterminate prices.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 1, 2012

PROSPECTUS

$2,000,000,000

Host Hotels & Resorts, L.P.

Debt Securities

We may offer, issue and sell debt securities from time to time at an aggregate initial offering price which will not exceed $2,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you make your investment decision. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and in any prospectus supplement or in the documents incorporated therein is accurate as of any date other than the date of this prospectus or such documents, even though this prospectus and such prospectus supplement or supplements are delivered or debt securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects might have changed.

This prospectus and the documents incorporated by reference herein contain registered trademarks, service marks and brand names that are the exclusive property of their respective owners, which are companies other than us, including Marriott®, Ritz-Carlton®, Hyatt®, Four Seasons®, Fairmont®, Hilton®, Westin®, Sheraton®, W®, The Luxury Collection®, St. Regis®, Swissôtel®, Le Meridien® Novotel®, ibis®, Pullman® and Delta®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the debt securities being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus or the documents incorporated herein.

Prospectus

i

ABOUT THIS PROSPECTUS

Host Hotels & Resorts, L.P. is a Delaware limited partnership operating through an umbrella partnership structure with Host Hotels & Resorts, Inc., a Maryland corporation (“Host Inc.”), as its sole general partner. Together, we operate as a self-managed and self-administered real estate investment trust (“REIT”). In addition to being the sole general partner, Host Inc. holds approximately 98.6% of the partnership interests in Host Hotels & Resorts, L.P. as of March 23, 2012. Unless stated otherwise or the context otherwise requires, references to “Host Inc.” mean Host Hotels & Resorts, Inc. and references to “Host L.P.” mean Host Hotels & Resorts, L.P. and its consolidated subsidiaries in cases where it is important to distinguish between Host Inc. and Host L.P. Host Inc. and Host L.P. file combined periodic reports with the Securities and Exchange Commission (the “Commission” or “SEC”), which are incorporated by reference herein. We use the terms “we” or “our” or “the company” to refer to Host Inc. and Host L.P. together, unless the context indicates otherwise.

This prospectus is part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, as described in this prospectus, in one or more offerings up to a total dollar amount of $2,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement, and all documents incorporated by reference herein, together with the additional information described below under the heading “Where You Can Find More Information” before you make any investment decision.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file annual, quarterly and current reports and other information with the Commission. Such reports and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission’s home page on the internet (http://www.sec.gov) and on our website (http://www.hosthotels.com). Information on our website does not constitute part of this prospectus and does not constitute information incorporated by reference into this prospectus.

We have filed a registration statement on Form S-3, of which this prospectus forms a part, and related exhibits with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains additional information about us and our common stock. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the Commission may update and supersede the information in this prospectus and the information we incorporated by reference. We incorporate by reference the documents listed below and any filings made by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until all of the securities offered by this prospectus have been sold or the offering is otherwise terminated (in each case, other than information in such documents that is not deemed “filed” with the Commission):

•

the Combined Annual Report of Host Inc. and Host L.P. on Form 10-K for the fiscal year ended December 31, 2011 (including information to be specifically incorporated by reference therein from our Proxy Statement for our 2012 Annual Meeting);

•	the Combined Quarterly Report of Host Inc. and Host L.P. on Form 10-Q for the quarter ended March 23, 2012 filed on April 30, 2012; and

•	the Combined Current Reports of Host Inc. and Host L.P. on Form 8-K filed on January 26, 2012, February 8, 2012, March 14, 2012 (two reports), March 23, 2012 and May 1, 2012

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Secretary, Host Hotels & Resorts, Inc., 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817, telephone: (240) 744-1000. Documents incorporated by reference in this prospectus are also available on our internet website at www.hosthotels.com.

You should rely only upon the information provided in this document or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein contains forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. There is no assurance that the events or circumstances reflected in forward-looking statements will occur or be achieved. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you that many forward-looking statements presented in this prospectus, any accompanying prospectus supplement and the information incorporated by reference herein or therein are based on management’s beliefs and assumptions made by, and information currently available to, management. Statements contained and incorporated by reference in this prospectus and any accompanying prospectus supplement that are not historical facts may be forward-looking statements. Such statements relate to our future performance and plans, results of operations, capital expenditures, acquisitions, and operating improvements and costs.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•

the effect on lodging demand of (i) changes in national and local economic and business conditions, including concerns about global economic prospects and the speed and strength of a recovery, and (ii) other factors such as natural disasters, weather and the occurrence or potential occurrence of terrorist attacks, all of which will affect occupancy rates at our hotels and the demand for hotel products and services;

•	operating risks associated with the hotel business;

•

the continuing volatility in global financial and credit markets, and the impact of pending and future U.S. governmental action to address budget deficits through reductions in spending and similar austerity measures, which could materially adversely affect the U.S. and global economic conditions, business activity, credit availability, borrowing costs, and lodging demand;

•

the impact of geopolitical developments outside the United States, such as the sovereign credit issues in certain countries in the European Union, or unrest in the Middle East, which could affect the relative volatility of global credit markets generally, global travel and lodging demand, including for our international hotel properties;

•	the effect of rating agency downgrades of our debt securities on the cost and availability of new debt financings;

•

the reduction in our operating flexibility and the limitation on our ability to pay dividends and make distributions resulting from restrictive covenants in our debt agreements, which limit the amount of distributions from Host L.P. to Host Inc., and other risks associated with the level of our indebtedness or related to restrictive covenants in our debt agreements, including the risk of default that could occur;

•	our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements, and the effect of renovations on our hotel occupancy and financial results;

•	our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with our expectations;

•	relationships with property managers and joint venture partners and our ability to realize the expected benefits of our joint ventures and other strategic relationships;

•

our ability to recover fully under our existing insurance policies for terrorist acts and our ability to maintain adequate or full replacement cost “all-risk” property insurance policies on our properties on commercially reasonable terms;

•	the effects of tax legislative action and other changes in laws and regulations, or the interpretation thereof, including the need for compliance with new environmental and safety requirements; and

•

the ability of Host Inc. and each of the REIT entities acquired, established or to be established by Host Inc. to continue to satisfy complex rules to qualify as REITs for federal income tax purposes, Host L.P’s ability to satisfy the rules required to maintain its status as a partnership for federal income tax purposes, and Host Inc.’s and Host L.P.’s ability and the ability of our subsidiaries, and similar entities to be acquired or established by us, to operate effectively within the limitations imposed by these rules.

Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” herein and under the heading “Risk Factors” in our and Host Inc.’s most recent annual report on Form 10-K and in our other filings with the SEC that are incorporated by reference in this prospectus. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak as of the date of this prospectus or as of the dates indicated in the statements. All of our forward-looking statements, including those included and incorporated by reference in this prospectus, such as our outlook for the remainder of 2012, are qualified in their entirety by this statement. We undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

ABOUT THE COMPANY

Host Inc. is the largest lodging real estate investment trust and one of the largest owners of luxury and upper upscale hotels, which are held by Host L.P. As of May 1, 2012, our lodging portfolio in the United States consisted of 104 hotels, primarily luxury and upper upscale properties, with approximately 59,700 rooms. Our U.S. portfolio is geographically diverse with hotels in most of the major metropolitan areas in 25 states and in Washington, D.C. We also own 16 hotels with approximately 4,300 rooms outside of the U.S. in Australia, Brazil, Canada, Chile, Mexico and New Zealand. Additionally, we also own an approximate one-third interest in a European joint venture that owns 13 luxury and upper upscale hotels with approximately 4,200 rooms located in cities in Belgium, France, Italy, Poland, The Netherlands, Spain and the United Kingdom. We are the general partner of the joint venture and act as asset manager for these hotels. We also own a 25% interest in an Asian joint venture that acquired the 278-room Citigate Perth Australia in March 2012 and, during 2011, invested $53 million (of which our share was $13.3 million) of its $65 million commitment to acquire a 36% interest in a joint venture in India to develop seven properties totaling 1,750 rooms in three major cities: Bangalore, Chennai and Delhi.

The address of our principal executive office is 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000. Our Internet website address is www.hosthotels.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus.

RISK FACTORS

Your investment in our debt securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and any subsequently filed periodic reports which are incorporated by reference into this prospectus and any accompanying prospectus supplement, before deciding whether an investment in our securities is suitable for you. For more information, see the section entitled “Where You Can Find More Information” in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay or refinance existing debt as well as for general corporate purposes, including working capital and capital expenditures. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, leverage ratio and liquidity. We will set forth in a prospectus supplement our intended use for the net proceeds received from the sale of any securities sold pursuant to that prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, pending the application of the net proceeds, we may invest the proceeds in short-term securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED OPERATING PARTNERSHIP UNIT DISTRIBUTIONS

The following table shows our ratio of earnings to fixed charges and preferred operating partnership unit (“OP Unit”) distributions for the periods indicated (in millions, except ratio amounts).

	Quarter Ended March 23,	Quarter Ended March 25,	Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and preferred OP Unit distributions (a)(b)(c)	—	—	—	—	—	1.8	2.0
Deficiency of earnings to fixed charges and preferred OP Unit distributions (b)(c)	$(60)	$(77)	$(18)	$(160)	$(211)	$—	$—

(a)	The ratio is calculated as the sum of pre-tax income from continuing operations before adjustments for minority interest and income (loss) from equity investments plus amortization of capitalized interest, distributions from equity investments and fixed charges less capitalized interest and distributions on preferred OP Units divided by fixed charges which is the sum of interest expensed and capitalized, distributions on preferred OP Units and the estimate of interest within rental expense.
(b)	For fiscal years 2007 and 2008, the ratio of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $491 million and $548 million, respectively. For the quarters ended March 23, 2012 and March 25, 2011 and the years ended December 31, 2011, 2010 and 2009, the deficiency of earnings to fixed charges and preferred OP Unit distributions includes depreciation and amortization expense of $153 million, $140 million $647 million, $586 million and $608 million, respectively.
(c)	Under the terms of the indenture applicable to the debt securities as well as our existing senior notes (which apply generally accepted accounting principles as of August 5, 1998, the date of the indenture), the additional non-cash interest expense to be recorded as a result of the implementation of an accounting requirement regarding convertible debt instruments that may be settled in cash upon conversion (approximately $32 million for year ended December 31, 2011, which includes $3 million recognized in connection with the repayment of a portion of the 2007 Exchangeable Senior Debentures due April 2027 during 2011) will not be included in the definition of “interest expense” as that term is used in the various restrictive covenants to which such senior notes are subject under the indenture. The additional non-cash interest expense is, however, included in the GAAP determination of the ratios of earnings to fixed charges and preferred OP Unit distributions calculated above.

DESCRIPTION OF DEBT SECURITIES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For purposes of this section, references to “we,” “our,” or “us” refer only to Host Hotels & Resorts, L.P. and its successors in accordance with the terms of the Indenture and not to our subsidiaries.

This prospectus describes general terms of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms described in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should read both the applicable prospectus supplement and the following description.

We will issue the debt securities pursuant to an indenture dated as of August 5, 1998 by and among Host Hotels & Resorts, L.P., the Subsidiary Guarantors signatory thereto and The Bank of New York Mellon, as trustee (the “Trustee”), as amended or supplemented from time to time (the “Indenture”). The terms of the Indenture include those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following description is a summary of the material provisions of the Indenture and is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement. You should read the Indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indenture.

You may obtain copies of the Indenture from Host Hotels & Resorts, L.P. upon request. You can find out how to obtain these documents by looking at the section of this prospectus titled “Where You Can Find More Information.”

Brief Description of the Debt Securities and the Subsidiary Guarantors

The Debt Securities

The debt securities will be:

•	our unsubordinated, general obligations;

•	pari passu in right of payment with all of our other outstanding or future unsubordinated Indebtedness, including the existing senior notes and our obligations under the Credit Facility; and

•	senior in right of payment to all of our current and future subordinated Indebtedness.

The Subsidiary Guarantees

Each of our future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness will be required to guarantee the debt securities offered hereby and any other series of senior notes guaranteed under the Indenture. See “—Future Guarantors.”

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of the Board, an Officer’s Certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement).

We can issue an unlimited amount of debt securities under the Indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount (references to the principal of the debt securities in this prospectus include the premium, if any, on the debt securities) and the specific terms of the debt securities, including, without limitation:

(1)	the title of the debt securities;

(2)	any limit on the aggregate principal amount of the debt securities;

(3)	the person to whom interest is payable, if other than the person in whose name the debt security is registered on the regular record date for interest;

(4)	the date or dates on which the principal of the debt securities will be payable;

(5)	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, the dates on which interest will be payable, the regular record dates for such interest payment dates, and the basis upon which interest will be calculated if other than a 360 day year of twelve 30-day months;

(6)	the place or places where the principal of, premium or interest on such debt securities will be payable, if other than our office maintained for that purpose in the Borough of Manhattan, The City of New York;

(7)	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

(8)	any obligation we have to redeem or purchase the debt securities under any sinking fund or analogous provision or at the option of a holder of debt securities, and the dates on which and the price or prices at which we will repurchase debt securities at the option of holders and other terms and conditions of these repurchase obligations;

(9)	whether the amount of payments of principal of, premium or interest on the debt securities will be determined by reference to an index, formula or other method and the manner in which these amounts will be determined;

(10)	if other than U.S. dollars, the currency, currencies or currency units in which principal of, premium and interest on the debt securities will be paid;

(11)	if payments of principal of, premium or interest on the debt securities will be made in a currency or currency unit other than that in which the debt securities are stated to be payable, at our election or at the election of holders of debt securities, the currency or currency units which may be elected, the terms of the election and the manner for determining the amount payable upon an election;

(12)	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon acceleration of the maturity date;

(13)	if the principal amount payable at the maturity of the debt securities cannot be determined before maturity, the amount which will be deemed to be the principal amount of such debt securities before maturity;

(14)	whether the debt securities will be issued in certificated and/or book-entry form; and

(15)	any other specific terms of the debt securities of that series.

The debt securities may provide for less than their entire principal amount to be payable upon declaration of acceleration of the maturity thereof. Special federal income tax, accounting and other considerations applicable to these debt securities will be described in the applicable prospectus supplement.

Book-Entry, Delivery and Form

Except as set forth below, the debt securities will initially be issued in the form of one or more registered notes in global form (the “Global Notes”). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (DTC’s partnership nominee).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the system of DTC is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Underwriters with an interest in the Global Note and (ii) ownership of the debt securities evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants), the Direct Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the debt securities evidenced by the Global Note will be limited to such extent.

So long as DTC or its nominee is the registered owner of a debt security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the debt securities represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in the debt securities represented by a Global Note to pledge such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

To facilitate subsequent transfers, all the debt securities deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners of the debt securities. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to the beneficial owners of the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

None of the Company, any Subsidiary Guarantor, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such debt securities.

Payments with respect to the principal of, premium, if any, and interest on, any debt security represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such debt securities under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the debt securities, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company, any Subsidiary Guarantor, nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the debt securities (including principal, premium, if any, or interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of DTC. Payments by the Direct Participants and the Indirect Participants to the beneficial owners of the debt securities will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

Certificated Notes

If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the debt securities in definitive form under the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the debt securities represented by Global Notes. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for the debt securities in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

None of the Company, any Subsidiary Guarantor, or the Trustee shall be liable for any delay by DTC or any Direct Participant or Indirect Participant in identifying the beneficial owners of the debt securities, and the Company, the Subsidiary Guarantors, and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the debt securities to be issued).

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

Same Day Funds Settlement and Payment

The Indenture will require that payments in respect of the debt securities represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by DTC. With respect to the debt securities represented by Certificated Notes, the Company will make all payments of principal, premium, if any, and interest, by mailing a check to each such holder’s registered address. The debt securities will trade in DTC’s Same Day Funds Settlement System until maturity, or until the debt securities are issued in certificated form, and secondary market trading activity in the debt securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Optional Redemption

If indicated in the applicable prospectus supplement, we may redeem the debt securities at any time, at our option, in whole or in part from time to time, at a redemption price equal either to:

•	the sum of (1) the principal amount of the debt securities being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Premium, if any, with respect to the debt securities, or

•	the redemption price which is established in accordance with the Indenture.

We will redeem debt securities in accordance with the following procedures, unless different procedures are set forth in the applicable prospectus supplement.

Notice and Selection

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address.

Debt securities called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the debt securities called for redemption.

In the case of a partial redemption of the debt securities, selection of the debt securities or portions thereof for redemption shall be made by the trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements.

Future Guarantees

Each of our future Restricted Subsidiaries that subsequently guarantee any of our Indebtedness (the “Guaranteed Indebtedness”) (each a “Future Subsidiary Guarantor”) will be required to guarantee the debt securities offered hereby and any other series of senior notes guaranteed under the Indenture. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the senior notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the future Subsidiary Guarantee or (B) subordinated in right of payment to the senior notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the future Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the senior notes.

The debt securities offered hereby will not initially be guaranteed by any subsidiary guarantees. In the event that certain of our subsidiaries are required to guarantee the Credit Facility, the debt securities and all other series of senior notes issued under the Indenture will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by the Future Subsidiary Guarantors that provide the guarantees under the Credit Facility. The Credit Facility requires such guarantees only in the event that Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating. Even when triggered, the guarantees would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of our subsidiaries would not provide such guarantees. Further, if at any time our leverage ratio falls below 6.0x for two consecutive fiscal quarters or Host L.P. has an investment grade long-term unsecured debt rating, such guarantees may be released without the consent of the holders of the debt securities.

If at a time when the guarantees are in place, we default in the payment of the principal of, or premium, if any, or interest on, a guaranteed series of senior notes issued under the Indenture when and as the same shall become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, the Future Subsidiary Guarantors shall be required promptly to make such payment in full. The obligations of the Future Subsidiary Guarantors will be limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

In the event that certain of our subsidiaries are required to guarantee our Credit Facility, each guarantee of the debt securities by such Future Subsidiary Guarantors:

•	will be an unsubordinated general obligation of the Future Subsidiary Guarantor;

•	will be pari passu in right of payment with all current and future unsubordinated Indebtedness of the Future Subsidiary Guarantor, including the guarantees relating to the existing senior notes; and

•	and will be senior to all current and future subordinated Indebtedness of the Future Subsidiary Guarantors.

Subject to compliance with the preceding paragraph, the Indenture also provides that any guarantee by a Future Subsidiary Guarantor shall be automatically and unconditionally released without the consent of holders of senior notes upon (1) the sale or other disposition of Capital Stock of the Future Subsidiary Guarantor, if, as a result of such sale or disposition, such Future Subsidiary Guarantor ceases to be our Subsidiary, (2) the consolidation or merger of any such Future Subsidiary Guarantor with any Person other than us or any of our Subsidiaries, if, as a result of such consolidation or merger, such Future Subsidiary Guarantor ceases to be our Subsidiary, (3) a Legal Defeasance or Covenant Defeasance, or (4) the unconditional and complete release of such Future Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness, such as when the guarantees are no longer required under the terms of the Credit Facility.

Ranking

The debt securities offered hereby will be our unsubordinated, general obligations, ranking, pari passu in right of payment with any of our other outstanding or future unsubordinated Indebtedness, including, without limitation, the existing senior notes and our obligations under the Credit Facility, subject to the ability to incur additional Secured Indebtedness discussed below. The debt securities offered hereby will be senior to all of our current and future subordinated obligations, of which we currently have none.

In the future, if and when the Subsidiary Guarantees are required under the Credit Facility or as a result of Subsidiary Guarantees of other Indebtedness, each of the future Subsidiary Guarantees of the existing senior notes and any other series of guaranteed senior notes, including the debt securities offered hereby, will rank pari passu in right of payment with all current and future unsubordinated Indebtedness, and senior in right of payment to all current and future subordinated Indebtedness, of the Future Subsidiary Guarantors, subject to the ability to incur additional Secured Indebtedness discussed below. Holders of the debt securities will be direct creditors of the Future Subsidiary Guarantors by virtue of such Guarantees of the debt securities.

Under the terms of the debt securities offered hereby and certain of our existing senior notes, we and the Future Subsidiary Guarantors, if any, are permitted to incur up to $400 million of Secured Indebtedness ($300 million in the case of certain series of our Existing Senior Notes), even when we are below the consolidated EBITDA-to-interest expense “coverage” ratio of at least 2.0 to 1.0, which would otherwise limit the incurrence of this new secured debt, so long as the proceeds are used to repay and permanently reduce indebtedness outstanding under our Credit Facility. Because this Secured Indebtedness will be secured by assets that do not also secure the debt securities, or the related future Subsidiary Guarantees thereof, if any, the debt securities and the related Future Subsidiary Guarantors thereof effectively will be subordinated to up to $400 million of borrowings under our Credit Facility that are repaid with the proceeds of such Secured Indebtedness, to the extent of the value of the assets securing such Secured Indebtedness. In addition, when we are below such coverage ratio we may also incur up to $150 million ($100 million in the case of certain series of our existing senior notes) of Indebtedness (which may be Secured Indebtedness).

In addition, the debt securities will be junior in right of payment to Indebtedness and other liabilities of our Subsidiaries that do not guarantee the debt securities.

Security

The debt securities will not initially be secured by pledges of equity interests in our subsidiaries. In the event that the Credit Facility requires the pledge of equity interests when Host L.P.’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host L.P. does not have an investment grade long-term unsecured debt rating, our obligation to pay the principal of, premium, if any, and interest on the debt securities will be secured by a pledge of the Capital Stock of certain of our direct and indirect subsidiaries, which pledge is, and will be, shared equally and ratably with the Credit Facility, the existing senior notes and certain other of our Indebtedness ranking pari passu in right of payment with the debt securities, including, unless otherwise provided for in the applicable supplemental indenture, any series of senior notes issued under the Indenture in the future. The Indenture also provides that, unless otherwise provided in a supplemental indenture with respect to a series of senior notes, the Capital Stock of each Restricted Subsidiary that is subsequently pledged to secure the Credit Facility also will be pledged to secure each such series of senior notes on an equal and ratable basis with respect to the Liens securing the Credit Facility and any other pari passu Indebtedness secured by such Capital Stock, provided, however, that any shares of the Capital Stock of any Restricted Subsidiary will not be, and will not be required to be, pledged to secure any such series of senior notes if the pledge of or grant of a security interest in such shares is prohibited by law or agreement. Bank of America, N.A. (the administrative agent under the Credit Facility) will serve as the collateral agent with respect to such stock pledge. Any proceeds realized on a sale or disposition of collateral would be applied first to expenses of, and other obligations owed to, the collateral agent, second, pro rata to outstanding principal and interest of the secured Indebtedness, and third, pro rata to other secured obligations. If triggered under the Credit Facility, the pledges of equity interests in our subsidiaries would only be required by certain U.S. and Canadian subsidiaries of Host L.P. and a substantial portion of the equity interests in our subsidiaries would not be pledged.

Upon the complete and unconditional release of the pledge of any such Capital Stock in favor of the Credit Facility, the pledge of such Capital Stock as collateral securing all of our senior notes shall be automatically released; provided that should the obligations of the Operating Partnership under the Credit Facility subsequently be secured by a pledge of such Capital Stock at any time, the Operating Partnership must cause such Capital Stock to be pledged ratably and with at least the same priority for the benefit of holders of the debt securities.

Certain Definitions

Set forth below are certain defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Disqualified Stock of a Person: (1) existing at the time such Person becomes a Restricted Subsidiary of the Company or (2) assumed in connection with an Asset Acquisition and not incurred in connection with or in contemplation or anticipation of such event, provided that Indebtedness of such Person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of holders and the trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the Total Assets for such Person and its Restricted Subsidiaries as of any Transaction Date, as adjusted to reflect the application of the proceeds of the Incurrence of Indebtedness and issuance of Disqualified Stock on the Transaction Date.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that: (1) a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control; (2) the right to designate a member of the Board of a Person or a Parent of that Person will not, by itself, be deemed to constitute control; and (3) Marriott International and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Parent or Restricted Subsidiaries.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged or consolidated into or with the Company or any of its Restricted Subsidiaries or (2) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person that constitutes all or substantially all of a division or line of business, or one or more real estate properties, of such Person.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (1) all or any of the Capital Stock of any Restricted Subsidiary (including by issuance of such Capital Stock), (2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries, or (3) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person which is not a Restricted Subsidiary) outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the covenant of the Indenture entitled “Consolidation, Merger and Sale of Assets”; provided that “Asset Sale” shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets with a fair market value not in excess of $10 million in any transaction or series of related transactions, (c) leases of real estate assets, (d) Permitted Investments (other than Investments in Cash Equivalents) or Restricted Investments made in accordance with the “Limitation on Restricted Payments” covenant, (e) any transaction comprising part of the REIT Conversion, and (f) any transactions that, pursuant to the “Limitation of Asset Sales” covenant, are defined not to be an “Asset Sale.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years (calculated to the nearest one-twelfth) from such date of determination to the date of each successive scheduled principal (or redemption) payment of such debt security and (b) the amount of such principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Blackstone Acquisition” means the acquisition by the Operating Partnership from The Blackstone Group, a Delaware limited partnership, and a series of funds controlled by Blackstone Real Estate Partners, a Delaware limited partnership, of certain hotel properties, mortgage loans and other assets together with the assumption of related Indebtedness.

“Board” means (1) with respect to any corporation, the board of directors of such corporation or any committee of the board of directors of such corporation authorized, with respect to any particular matter, to exercise the power of the board of directors of such corporation, (2) with respect to any partnership, any partner (including, without limitation, in the case of any partner that is a corporation, the board of directors of such corporation or any authorized committee thereof) with the authority to cause the partnership to act with respect to the matter at issue, (3) in the case of a trust, any trustee or board of trustees with the authority to cause the trust to act with respect to the matter at issue, (4) in the case of a limited liability company (a “LLC”), the managing member, management committee or other Person or group with the authority to cause the LLC to act with respect to the matter at issue, and (5) with respect to any other entity, the Person or group exercising functions similar to a board of directors of a corporation.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company for which no consideration is given, or if given, consists only of the issuance of Qualified Capital Stock (or, if other consideration is given, only the value of the contribution in excess of such other consideration).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Cash Equivalent” means (1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America are pledged in support thereof), or (2) time deposits, bankers acceptances and certificates of deposit and commercial paper issued by the Parent of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, (3) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision or public instrumentality thereof bearing (at the time of investment therein) one of the two highest ratings obtainable from either S&P or Moody’s and (4) liquid investments in money market funds substantially all of the assets of which are securities of the type described in clauses (1) through (3) inclusive; provided that the securities described in clauses (1) through (3) inclusive have a maturity of one year or less after the date of acquisition.

“Change of Control” means (1) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Host or HMC (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee, (2) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than an Excluded Person is or becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company (or Host or HMC for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions) then outstanding normally entitled to vote in elections of directors, managers or trustees, as applicable, (3) during any period of 12 consecutive months after the Issue Date (for so long as Host or HMC is a Parent of the Company immediately prior to such transaction or series of related transactions), Persons who at the beginning of such 12-month period constituted the Board of Host or HMC (together with any new Persons (i) whose election was approved by a vote of a majority of the Persons then still comprising the Board who were either members of the Board at the beginning of such period or whose election, designation or nomination for election was previously so approved, and (ii) who are members of the Board (A) who were nominated by a shareholder or group of shareholders of

Host or HMC for election to such Board, and (B) whose nomination as a member of such Board was included in the definitive proxy statement of Host or HMC, as applicable, pursuant to (I) Rule 14a-11 under the Securities Exchange Act of 1934, as amended, or any successor rule or similar requirement, or (II) a requirement in the bylaws of Host or HMC, to include in its proxy solicitation materials, a Person nominated for election to the Board by a shareholder or group of shareholders) cease for any reason to constitute a majority of the Board of Host or HMC, as applicable, then in office, or (4) HMC ceases to be a general partner of the Operating Partnership or ceases to control the Company; provided, however, that neither (x) the pro rata distribution by Host to its shareholders of shares of the Company or shares of any of Host’s or HMC’s other Subsidiaries, nor (y) the REIT Conversion (or any element thereof) shall, in and of itself, constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Closing Date” means August 5, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Host Hotels & Resorts, L.P., and its successors and assigns (and, from the Issue Date to the consummation of the Merger, HMH Properties, Inc., and its successors and assigns).

“Consolidated” or “consolidated” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries (including those of the Non-Consolidated Restricted Entities) of such Person with those of such Person; provided that (1) “consolidation” will not include consolidation of the accounts of any other Person other than a Restricted Subsidiary of such Person with such Person and (2) “consolidation” will include consolidation of the accounts of any Non-Consolidated Restricted Entities, whether or not such consolidation would be required or permitted under GAAP (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein). The terms “consolidated” and “consolidating” have correlative meanings to the foregoing.

“Consolidated Coverage Ratio” of any Person on any Transaction Date means the ratio, on a pro forma basis, of (1) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (2) the aggregate Consolidated Interest Expense of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such Person’s Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation, (a) acquisitions of operations, businesses or other income-producing assets (including any reinvestment of disposition proceeds in income-producing assets held as of and not disposed on the Transaction Date) which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (b) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (c) the incurrence of any Indebtedness or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness or invested in income-producing assets held as of and not disposed on the Transaction Date) shall be assumed to have occurred on the first day of such Reference Period, (d) the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap and Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (e) whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings related thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Company.

“Consolidated EBITDA” means, for any Person and for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication:

(1)	the sum of:

(a)	Consolidated Interest Expense;

(b)	provisions for taxes based on income (to the extent of such Person’s proportionate interest therein);

(c)	depreciation and amortization expense (to the extent of such Person’s proportionate interest therein);

(d)	any other noncash items reducing the Consolidated Net Income of such Person for such period (to the extent of such Person’s proportionate interest therein);

(e)	any dividends or distributions during such period to such Person or a Consolidated Subsidiary (to the extent of such Person’s proportionate interest therein) of such Person from any other Person which is not a Restricted Subsidiary of such Person or which is accounted for by such Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), to the extent that:

1.	such dividends or distributions are not included in the Consolidated Net Income of such Person for such period, and

2.	the sum of such dividends and distributions, plus the aggregate amount of dividends or distributions from such other Person since the Issue Date that have been included in Consolidated EBITDA pursuant to this clause (e), do not exceed the cumulative net income of such other Person attributable to the equity interests of the Person (or Restricted Subsidiary of the Person) whose Consolidated EBITDA is being determined;

(f)	any cash receipts of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period that represent items included in Consolidated Net Income of such Person for a prior period which were excluded from Consolidated EBITDA of such Person for such prior period by virtue of clause (2) of this definition; and

(g)	any nonrecurring expenses incurred in connection with the REIT Conversion,

minus:

(2)	the sum of:

(a)	all non-cash items increasing the Consolidated Net Income of such Person (to the extent of such Person’s proportionate interest therein) for such period; and

(b)	any cash expenditures of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) during such period to the extent such cash expenditures (i) did not reduce the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person for such period and (ii) were applied against reserves or accruals that constituted noncash items reducing the Consolidated Net Income of such Person or a Consolidated Subsidiary of such Person (to the extent of such Person’s proportionate interest therein) when reserved or accrued;

all as determined on a consolidated basis for such Person and its Consolidated Subsidiaries (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case on a consolidated basis) of: (1) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued, as determined (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations but excluding the amortization of fees or expenses incurred in order to consummate the sale of the debt securities as described herein or to establish the Credit Facility) of such Person and its Consolidated Subsidiaries during such period, including (a) original issue discount and noncash interest payments or accruals on any Indebtedness, (b) the interest portion of all deferred payment obligations, and (c) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (2) dividends accrued or payable by such Person or any of its Consolidated Subsidiaries in respect of Disqualified Stock (other than by Restricted Subsidiaries of such Person to such Person or, to the extent of such Person’s proportionate interest therein, such Person’s Restricted Subsidiaries); provided, however, that any such interest, dividends or other payments or accruals (referenced in clauses (1) or (2)) of a Consolidated Subsidiary that is not Wholly Owned shall be included only to the extent of the proportionate interest of the referent Person in such Consolidated Subsidiary. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries for such period, determined on a consolidated basis (it being understood that the net income of Consolidated Subsidiaries shall be consolidated with that of a Person only to the extent of the proportionate interest of such Person in such Consolidated Subsidiaries); provided that (1) net income (or loss) of any other Person which is not a Restricted Subsidiary of the Person, or that is accounted for by such specified Person by the equity method of accounting (other than a Non-Consolidated Restricted Entity), shall be included only to the extent of the amount of dividends or distributions paid to the specified Person or a Restricted Subsidiary of such Person, (2) the net income (or loss) of any other Person acquired by such specified Person or a Restricted Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (3) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain from the sale or other disposition of assets or from the issuance or sale of any Capital Stock) shall be excluded, and (4) the net income, if positive, of any of such Person’s Consolidated Subsidiaries other than Consolidated Subsidiaries that are not Subsidiary Guarantors to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary shall be excluded; provided, however, in the case of exclusions from Consolidated Net Income set forth in clauses (2), (3) and (4), such amounts shall be excluded only to the extent included in computing such net income (or loss) on a consolidated basis and without duplication.

“Consolidated Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (including each Non-Consolidated Restricted Entity).

“Conversion Date” means December 29, 1998.

“Credit Facility” means the credit facility established pursuant to the Credit Agreement, dated as of November 22, 2011 among the Company, the other subsidiary borrowers named therein, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors) but excluding Indebtedness incurred under clause (l) of paragraph (4) of the covenant entitled “Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock.”

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means except as set forth below, with respect to any Person, Capital Stock of that Person that by its terms or otherwise is (1) required to be redeemed on or prior to the Stated Maturity of the debt securities for cash or property other than Qualified Capital Stock, (2) redeemable for cash or property other than Qualified Capital Stock at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the debt securities, or (3) convertible into or exchangeable mandatorily or at the option of the holder for Capital Stock referred to in clause (1) or (2) above or Indebtedness of the Company or a Restricted Subsidiary having a scheduled maturity prior to the Stated Maturity of the debt securities; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the debt securities shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Debt Securities at the Option of Holders upon a Change of Control Triggering Event” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such debt securities as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Debt Securities at the Option of Holders upon a Change of Control Triggering Event” covenants described below. With respect to Capital Stock of a Restricted Subsidiary, only the amount thereof issued to Persons (other than the Company or any of its Restricted Subsidiaries) in excess of such Persons’ Pro Rata Share of such Capital Stock shall be deemed to be Disqualified Stock for purposes of determining the amount of Disqualified Stock of the Company and its Restricted Subsidiaries. Notwithstanding anything to the contrary contained in this definition, (a) the QUIPs are not Disqualified Stock, (b) any Capital Stock issued by the Operating Partnership to HMC shall not be deemed to be Disqualified Stock solely by reason of a right by HMC to require the Company to make a payment to it sufficient to enable HMC to satisfy its concurrent obligation with respect to Capital Stock of HMC, provided such Capital Stock of HMC would not constitute Disqualified Stock, and (c) no Capital Stock shall be deemed to be Disqualified Stock as the result of the right of the holder thereof to request redemption thereof if the issuer of such Capital Stock (or the Parent of such issuer) has the right to satisfy such redemption obligations by the issuance of Qualified Capital Stock to such holder.

“E&P Distribution” means (1) one or more distributions to the shareholders of Host and/or HMC of (a) shares of SLC and (b) cash, securities or other property, with a cumulative aggregate value equal to the amount estimated in good faith by Host or HMC from time to time as being necessary to assure that Host and HMC have distributed the accumulated earnings and profits (as referenced in Section 857(a)(2)(B) of the Code) of Host as of the last day of the first taxable year for which HMC’s election to be taxed as a REIT is effective and (2) the distributions from the Operating Partnership to (a) HMC necessary to enable HMC to make the distributions described in clause (1) and (b) holders of Units (other than HMC) required as a result of or a condition to such distributions made pursuant to clause (2)(a).

“Equity Offering” means any public or private sale of (i) Qualified Capital Stock by the Company or (ii) Capital Stock by HMC where the Net Cash Proceeds of such sale are contributed to the Company as a Capital Contribution substantially concurrently therewith, and in each case, other than public offerings registered on Form S-8.

“Excluded Person” means, in the case of the Company, Host, HMC or any Wholly Owned Subsidiary of Host or HMC.

“Exempted Affiliate Transaction” means each of the following (1) employee compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of the Company, (2) payments of reasonable fees and expenses to the members of the Board, (3) transactions solely between the Company and any of its Subsidiaries or solely among Subsidiaries of the Company, (4) Permitted Tax Payments, (5) Permitted Sharing Arrangements, (6) Procurement Contracts, (7) Operating Agreements, (8) Restricted Payments permitted under the “Limitation on Restricted Payments” covenant, (9) any and all elements of the REIT Conversion and (10) any Affiliate Transaction involving aggregate consideration of less than $1.0 million in any 12 month period.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined: (1) in good faith by the Board of the Company or the applicable Subsidiary involved in such transaction or (2) by an appraisal or valuation firm of national or regional standing selected by the Company or such Subsidiary, with experience in the appraisal or valuation of properties or assets of the type for which fair market value is being determined.

“Fifty Percent Venture” means a Person (1) in which the Company owns (directly or indirectly) at least 50% of the aggregate economic interests; (2) in which the Company or a Restricted Subsidiary participates in control as a general partner, a managing member or through similar means; and (3) which is not consolidated for financial reporting purposes with the Company under GAAP.

“FF&E” means furniture, fixtures and equipment, and other tangible personal property other than real property.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“Funds From Operations” for any period means the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period excluding gains or losses from debt restructurings and sales of property, plus depreciation of real estate assets and amortization related to real estate assets and other non-cash charges related to real estate assets, after adjustments for unconsolidated partnerships and joint ventures plus minority interests, if applicable (it being understood that the accounts of such Person’s Consolidated Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date (August 5, 1998), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States of America. See “—U.S. GAAP for Covenant Calculations” for a discussion of the implications for using 1998 GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly Guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“HMC” means Host Hotels & Resorts, Inc., a Maryland corporation and the successor by merger to Host, which is the sole general partner of the Operating Partnership following the REIT Conversion, and its successors and assigns.

“HMC Merger” means the merger of Host with and into HMC, with HMC surviving the merger, which merger occurred on December 29, 1998.

“HMH Properties” means HMH Properties, Inc., a Delaware corporation, which was merged into the Operating Partnership on December 16, 1998.

“Host” means Host Marriott Corporation, a Delaware corporation and the indirect Parent of the Company on the Issue Date, and its successors and assigns.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to (including as a result of an acquisition), or become responsible for, the payment of, contingently or otherwise, such Indebtedness (including Acquired Indebtedness); provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” of any Person means, without duplication, (1) all liabilities and obligations, contingent or otherwise, of such Person, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments, (c) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (d) evidenced by bankers’ acceptances, (e) for the payment of money relating to a Capitalized Lease Obligation, or (f) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (2) all net obligations of such Person under Interest Swap and Hedging Obligations; and (3) all liabilities and obligations of others of the kind described in the preceding clause (1) or (2) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swaps, caps, collars and similar arrangements providing protection against fluctuations in interest rates. For purposes of the Indenture, the amount of such obligations shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such obligation had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligations shall be the net amount so determined, plus any premium due upon default by such Person.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary to be an Unrestricted Subsidiary or a Non-Consolidated Entity. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below, (1) “Investment” shall include the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary or Non-Consolidated Entity, (2) the proportionate share of the Company and its Restricted Subsidiaries in the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary or Non-Consolidated Entity at the time that such Unrestricted Subsidiary or Non-Consolidated Entity is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (3) any property transferred to or from an Unrestricted Subsidiary or Non-Consolidated Entity shall be valued at its fair market value at the time of such transfer.

“Investment Grade” means a rating of the debt securities by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e., currently BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided in each case such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the debt securities are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee.

“Issue Date” means August 5, 1998.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, privilege, hypothecation, other encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest) upon or with respect to any property of any kind now owned or hereinafter acquired.

“Limited Partner Note” means an unsecured note of the Operating Partnership which a limited partner of a Public Partnership elected to receive at the time of the Partnership Mergers instead of or in exchange for Units.

“Make-Whole Premium” means, with respect to any note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over (b) the principal amount of the note being redeemed.

“Marriott International” means Marriott International, Inc., a Delaware corporation, and its successors and assigns.

“Merger” means the merger of HMH Properties with and into the Operating Partnership, with the Operating Partnership as the surviving entity, which merger occurred on December 16, 1998.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, (1) with respect to any Asset Sale other than the sale of Capital Stock of a Restricted Subsidiary, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all Taxes (including Taxes of HMC) actually paid or payable as a result of such Asset Sale by the Company and its Restricted Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness (other than Indebtedness subordinated in right of payment to the debt securities or a Subsidiary Guarantee) or any other obligations outstanding at the time of such Asset Sale that either (I) is secured by a Lien on the property or assets sold or (II) is required to be paid as a result of such sale, (d) amounts reserved by the Company and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP and (e) any Permitted REIT Distributions related to such Asset Sale (provided, however, that with respect to an Asset Sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person) and (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof (provided, however, that with respect to an issuance or sale by any Person other than the Company or a Wholly Owned Subsidiary, Net Cash Proceeds shall be the above amount multiplied by the Company’s (direct or indirect) percentage ownership interest in such Person).

“Net Investments” means, with respect to any referenced category or group of Investments, (1) the aggregate amount of such Investments made by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) on or subsequent to the Issue Date, minus (2) the aggregate amount of any dividends, distributions, sales proceeds or other amounts received by the Company and its Restricted Subsidiaries (to the extent of the Company’s proportionate interest in such Restricted Subsidiaries) in respect of such Investments on or subsequent to the Issue Date; and, in the event that any such Investments are made, or amounts are received, in property other than cash, such amounts shall be the fair market value of such property.

“Non-Conforming Assets” means various assets (principally comprising partnership or other interests in hotels which are not leased, certain international hotels in which Host or its Subsidiaries own interests, and certain FF&E relating to hotels owned by the Operating Partnership and its Subsidiaries) which assets, if owned by the Operating Partnership, could jeopardize HMC’s status as a REIT.

“Non-Consolidated Entity” means a Non-Controlled Entity or a Fifty Percent Venture which is neither a Non-Consolidated Restricted Entity nor an Unrestricted Subsidiary.

“Non-Consolidated Restricted Entity” means a Non-Controlled Entity or a Fifty Percent Venture which has been designated by the Company (by notice to the Trustee) as a Restricted Subsidiary and which designation has not been revoked (by notice to the Trustee). Revocation of a previous designation of a Non-Controlled Entity or a Fifty Percent Venture as a Non-Consolidated Restricted Entity shall be deemed to be a designation of such entity to be a Non-Consolidated Entity.

“Non-Controlled Entity” means a taxable corporation in which the Operating Partnership owns (directly or indirectly) 90% or more of the economic interest but no more than 9.9% of the Voting Stock and whose assets consist primarily of Non-Conforming Assets.

“Offering” means the offering of the debt securities for sale by the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company or Subsidiary Guarantor, as applicable, by an officer of the Company or Subsidiary Guarantor, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, Guarantor or Subsidiary Guarantor, as applicable.

“Old Notes” means the approximately $35 million aggregate principal amount of four series of Indebtedness of Host outstanding on the Issue Date.

“Operating Agreements” means the asset or property management agreements, franchise agreements, lease agreements and other similar agreements between the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, on the one hand, and Marriott International, SLC or another entity engaged in and having pertinent experience with the operation of such similar properties, on the other, relating to the operation of the real estate properties owned by the Company, any Subsidiary Guarantor or any of their respective Restricted Subsidiaries, provided that the management of the Company determines in good faith that such arrangements are fair to the Company and to such Restricted Subsidiary.

“Operating Partnership” means Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Parent” of any Person means a corporation which at the date of determination owns, directly or indirectly, a majority of the Voting Stock of such Person or of a Parent of such Person.

“Partnership Mergers” means the merger of one of more Subsidiaries of the Operating Partnership into one or more of the Public Partnerships.

“Paying Agent” means, until otherwise designated, the Trustee.

“Permitted Investment” means any of the following: (1) an Investment in Cash Equivalents; (2) Investments in a Person substantially all of whose assets are of a type generally used in a Related Business (an “Acquired Person”) if, as a result of such Investments, (a) the Acquired Person immediately thereupon is or becomes a Restricted Subsidiary of the Company, or (b) the Acquired Person immediately thereupon either (I) is merged or consolidated with or into the Company or any of its Restricted Subsidiaries and the surviving Person is the Company or a Restricted Subsidiary of the Company or (II) transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries; (3) an Investment in a Person, provided that (a) such Person is principally engaged in a Related Business, (b) the Company or one or more of its Restricted Subsidiaries participates in the management of such Person, as a general partner, member of such Person’s governing board or otherwise and (c) any such Investment shall not be a Permitted Investment if, after giving effect thereto, the aggregate amount of Net Investments outstanding made in reliance on this clause subsequent to the Issue Date would exceed 10% of Total Assets; (4) Permitted Sharing Arrangement Payments; (5) securities received in connection with an Asset Sale so long as such Asset Sale complied with the Indenture including the covenant “Limitation on Asset Sales” (but, only to the extent the fair market value of such securities and all other non-cash and non-Cash Equivalent consideration received complies with clause (2) of the first paragraph of the “Limitation on Asset Sales” covenant); (6) Investments in the Company or in Restricted Subsidiaries of the Company; (7) Permitted Mortgage Investments; (8) any Investments constituting part of the REIT Conversion; and (9) any Investments in a Non-Consolidated Entity, provided that (after giving effect to such Investment) the total assets (before depreciation and amortization) of all Non-Consolidated Entities attributable to the Company’s proportionate ownership interest therein, plus an amount equal to the Net Investments outstanding made in reliance upon clause (3) above, does not exceed 20% of the total assets (before depreciation and amortization) of the Company and its Consolidated Subsidiaries (to the extent of the Company’s proportionate ownership interest therein).

“Permitted Lien” means any of the following: (1) Liens imposed by governmental authorities for taxes, assessments or other charges where nonpayment thereof is not subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (2) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, provided that (a) the underlying obligations are not overdue for a period of more than 30 days, and (b) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (3) Liens securing the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (4) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Restricted Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (5) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (6) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; and (7) Liens securing on an equal and ratable basis the debt securities and any other Indebtedness.

“Permitted Mortgage Investment” means an Investment in Indebtedness secured by real estate assets or Capital Stock of Persons (other than the Company or its Restricted Subsidiaries) owning such real estate assets; provided that (1) the Company is able to consolidate the operations of the real estate assets in its GAAP financial statements, (2) such real estate assets are owned by a partnership, LLC or other entity which is controlled by the Company or a Restricted Subsidiary as a general partner, managing member or through similar means, or (3) the aggregate amount of such Permitted Mortgage Investments (excluding those referenced in clauses (1) and (2) above), determined at the time each such Investment was made, does not exceed 10% of Total Assets after giving effect to such Investment.

“Permitted REIT Distributions” means, so long as HMC believes in good faith after reasonable diligence that HMC qualifies as REIT under the Code, a declaration or payment of any dividend or the making of any distribution:

(1)	to HMC equal to the greater of:

(A)	the amount estimated by HMC in good faith after reasonable diligence to be necessary to permit HMC to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of HMC within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid and the exclusions set forth in Code Sections 857(b)(2)(C), (D), (E) and (F) but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or

(B)	the amount that is estimated by HMC in good faith after reasonable diligence to be necessary either to maintain HMC’s status as a REIT under the Code for any calendar year or to enable HMC to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by HMC to its shareholders, with such distributions to be made as and when determined by HMC, whether during or after the end of the relevant calendar year;

in either the case of (A) or (B) if:

(a)	the aggregate principal amount of all outstanding Indebtedness (other than the QUIPs Debt) of the Company and its Restricted Subsidiaries on a consolidated basis at such time is less than 80% of Adjusted Total Assets of the Company; and

(b)	no Default or Event of Default shall have occurred and be continuing; and

(2)	to any Person in respect of any Units, which distribution is required as a result of or a condition to the distribution or payment of such dividend or distribution to HMC.

“Permitted REIT Payments” means, without duplication, payments to HMC and its Subsidiaries that hold only Qualified Assets in an amount necessary and sufficient to permit HMC and such Subsidiaries to pay all of their operating expenses and other general corporate expenses and liabilities (including any reasonable professional fees and expenses).

“Permitted Sharing Arrangements” means any contracts, agreements or other arrangements between the Company and/or one or more of its Subsidiaries and a Parent of the Company and/or one or more Subsidiaries of such Parent, pursuant to which such Persons share centralized services, establish joint payroll arrangements, procure goods or services jointly or otherwise make payments with respect to goods or services on a joint basis, or allocate corporate expenses (other than taxes based on income) (provided that (i) such Permitted Sharing Arrangements are, in the determination of management of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries in the best interests of the Company, the Subsidiary Guarantors, or their Restricted Subsidiaries and (ii) the liabilities of the Company, the Subsidiary Guarantors and their Restricted Subsidiaries under such Permitted Sharing Arrangements are determined in good faith and on a reasonable basis).

“Permitted Sharing Arrangements Payment” means payments under Permitted Sharing Arrangements.

“Permitted Tax Payments” means payment of any liability of the Company, Host, HMC or any of their respective Subsidiaries for Taxes.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Partnership” means a partnership (other than a Public Partnership) or limited liability company that owns one or more full service hotels and that, prior to the REIT Conversion, was partially but not Wholly Owned by Host or one of its Subsidiaries.

“Private Partnership Acquisition” means the acquisition by the Operating Partnership or a Restricted Subsidiary thereof from unaffiliated partners of certain Private Partnerships of partnership interests in such Private Partnerships in exchange for Units or the assets of such Private Partnerships by merger or conveyance in exchange for Units.

“Procurement Contracts” means contracts for the procurement of goods and services entered into in the ordinary course of business and consistent with industry practices.

“Pro Rata Share” means “PRS” where:

PRS equals CR divided by TC multiplied by OPTC

where:

CR equals the redemption value of such Capital Stock in the issuing Restricted Subsidiary held in the aggregate by the Company and its Restricted Subsidiaries.

TC equals the total contribution to the equity of the issuing Restricted Subsidiary made by the Company and its Restricted Subsidiaries, and

OPTC equals the total contribution to the equity of the issuing Restricted Subsidiary made by other Persons.

“Public Partnerships” mean, collectively, (1) Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership (with which HMC Atlanta Merger Limited Partnership was merged); (2) Desert Springs Marriott Limited Partnership, a Delaware limited partnership (with which HMC Desert Merger Limited Partnership was merged); (3) Hanover Marriott Limited Partnership, a Delaware limited partnership (with which HMC Hanover Merger Limited Partnership was merged); (4) Marriott Diversified American Hotels, L.P., a Delaware limited partnership (with which HMC Diversified Merger Limited Partnership was merged); (5) Marriott Hotel Properties Limited Partnership, a Delaware limited partnership (with which HMC Properties I Merger Limited Partnership was merged); (6) Marriott Hotel Properties II Limited Partnership, a Delaware limited partnership (with which HMC Properties II Merger Limited Partnership was merged); (7) Mutual Benefit Chicago Marriott Suite Hotel Partners, L.P., a Rhode Island limited partnership (with which HMC Chicago Merger Limited Partnership was merged); (8) Potomac Hotel Limited Partnership, a Delaware limited partnership (with which HMC Potomac Merger Limited Partnership was merged); and (9) Marriott Suites Limited Partnership, a Delaware limited partnership (with which MS Merger Limited Partnership was merged); or, as the context may require, any such entity together with its Subsidiaries, or any of such Subsidiaries.

“Qualified Assets” means (1) Capital Stock of the Company or any of its Subsidiaries or of other Subsidiaries of Host, HMC and each other Parent of the Company substantially all of whose sole assets are direct or indirect interests in Capital Stock of the Company; and (2) other assets related to corporate operations of Host, HMC and each other Parent of the Company which are de minimis in relation to those of Host, HMC and each other Parent of the Company and their Restricted Subsidiaries, taken as a whole.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock and, when used in the definition of “Disqualified Stock,” also includes any Capital Stock of a Restricted Subsidiary, HMC or any Parent of the Company that is not Disqualified Stock.

“Qualified Exchange” means (1) any legal defeasance, redemption, retirement, repurchase or other acquisition of then outstanding Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or (2) any exchange of Qualified Capital Stock for any then outstanding Capital Stock or Indebtedness issued on or after the Issue Date.

“QUIPs” means the 6 3/4% Convertible Preferred Securities issued by Host Marriott Financial Trust, a statutory business trust.

“QUIPs Debt” means the $567 million aggregate principal amount of 6 3/4% convertible subordinated debentures due 2026 of Host, held by Host Marriott Financial Trust, a statutory business trust.

“Rating Agencies” means (i) S&P and (ii) Moody’s or (iii) if S&P or Moody’s or both shall not make a rating of all of the debt securities publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means currently (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used in another Rating Agency. In determining whether the rating of the debt securities has decreased by one or more gradations, gradations within Rating Categories (currently + and - for S&P, 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 90 days prior to the earlier of: (1) a Change of Control and (2) the first public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Rating Decline” means the occurrence, on or within 90 days after the earliest to occur of (1) a Change of Control and (2) the date of the first public notice of the occurrence of a Change of Control or of the intention by any Person to effect a Change of Control (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies), of (a) in the event the debt securities are rated by either Moody’s or S&P on the Rating Date as Investment Grade, a decrease in the rating of the debt securities by either of such Rating Agencies to a rating that is below Investment Grade, or (b) in the event the debt securities are rated below Investment Grade by both Rating Agencies on the Rating Date, a decrease in the rating of the debt securities by either Rating Agency by one or more gradations (including gradations with Rating Categories as well as between Rating Categories).

“real estate assets” means real property and all FF&E associated or used in connection therewith.

“Reference Period” with regard to any Person means the four full fiscal quarters (for which internal financial statements are available) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the securities or the Indenture.

“Refinancing Indebtedness” means Indebtedness or Disqualified Stock: (1) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part or (2) constituting an amendment, modification or supplement to, or a deferral or renewal of ((1) and (2) above are, collectively, a “Refinancing”), any Indebtedness or Disqualified Stock in a principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, not to exceed (a) the principal amount (or accreted value, if applicable) or, in the case of Disqualified Stock, liquidation preference, of the Indebtedness or Disqualified Stock so refinanced; plus (b) all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith); provided that Refinancing Indebtedness (other than a revolving line of credit from a commercial lender or other Indebtedness whose proceeds are used to repay a revolving line of credit from a commercial lender to the extent such revolving line of credit or other Indebtedness was not put in place for purposes of evading the limitations described in this definition) shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Stock to be so refinanced at the time of such Refinancing and (y) be subordinated in right of payment to the rights of holders of the debt securities if the Indebtedness or Disqualified Stock to be refinanced was so subordinated.

“REIT Conversion” means the various transactions which were carried out in connection with Host’s conversion to a REIT, as generally described in the S-4 Registration Statement, including without limitation

(1) the contribution to the Operating Partnership and its Subsidiaries of substantially all of the assets (excluding the assets of SLC) held by Host and its other Subsidiaries; (2) the assumption by the Operating Partnership and/or its Subsidiaries of substantially all of the liabilities of Host and its other Subsidiaries (including, without limitation, the QUIPs Debt and the Old Notes); (3) the Partnership Mergers; (4) the Private Partnership Acquisitions; (5) the issuance of Limited Partner Notes in connection with the foregoing; (6) the Blackstone Acquisition; (7) the contribution, prior to or substantially concurrent with the Conversion Date, to Non-Controlled Entities of Non-Conforming Assets; (8) the leases to SLC or Subsidiaries of SLC of the hotels owned by the Operating Partnership and its Subsidiaries; (9) the HMC Merger; (10) the E&P Distribution; and (11) such other related transactions and steps, occurring prior to or substantially concurrent with or within a reasonable time after the Conversion Date as may be reasonably necessary to complete the above transactions or otherwise to permit HMC to elect to be treated as a REIT for Federal income tax purposes.

“Related Business” means the businesses conducted (or proposed to be conducted) by the Company and its Restricted Subsidiaries as of the Closing Date and any and all businesses that in the good faith judgment of the Board of the Company are materially related businesses or real estate related businesses. Without limiting the generality of the foregoing, Related Business shall include the ownership and operation of lodging properties.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

“Restricted Payment” means, with respect to any Person (but without duplication), (1) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person, (2) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person, (3) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or the Parent or a Restricted Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness, (4) any Restricted Investment by such Person, and (5) the payment to any Affiliate (other than the Company or its Restricted Subsidiaries) in respect of taxes owed by any consolidated group of which both such Person or a Subsidiary of such Person and such Affiliate are members; provided, however, that the term “Restricted Payment” does not include (a) any dividend, distribution or other payment on or with respect to Capital Stock of the Company to the extent payable solely in shares of Qualified Capital Stock; (b) any dividend, distribution or other payment to the Company, or to any of the Subsidiary Guarantors, by the Company or any of its Restricted Subsidiaries; (c) Permitted Tax Payments; (d) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company, provided such distributions are made to the Company (or a Subsidiary of the Company, as applicable) on a pro rata basis (and in like form) with all dividends and distributions so made; (e) the retirement of Units upon conversion of such Units to Capital Stock of HMC; (f) any transactions comprising part of the REIT Conversion; (g) any payments with respect to Disqualified Stock or Indebtedness at the stated time and amounts pursuant to the original terms of the instruments governing such obligations; (h) Permitted REIT Payments; (i) payments in accordance with the existing terms of the QUIPs; and (j) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Company that qualifies as a REIT not exceeding $10 million in any calendar year by all such Restricted Subsidiaries and provided, further, that any payments of bona fide obligations of the Company or any Restricted Subsidiary shall not be deemed to be Restricted Payments solely by virtue of the fact of another Person’s co-obligation with respect thereto.

“Restricted Subsidiary” means any Subsidiary of the Company other than (i) an Unrestricted Subsidiary or (ii) a Non-Consolidated Entity.

“S-4 Registration Statement” means the registration statement of the Operating Partnership on Form S-4, filed with the Commission on June 2, 1998, as amended and supplemented.

“Secured Indebtedness” means any Indebtedness or Disqualified Stock secured by a Lien (other than Permitted Liens) upon the property of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated by the Commission as in effect as of the Issue Date.

“SLC” means HMC Senior Communities, Inc., a Delaware corporation, and its successor Crestline Capital Corporation, a Maryland corporation, and its successors and assigns.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Stated Maturity” means: (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor that is expressly subordinated in right of payment to the debt securities or a Subsidiary Guarantee thereof, as applicable.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, (2) any partnership (a) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and owns alone or together with the Company a majority of the partnership interest or (b) in which such Person or one or more Subsidiaries of such Person is, at the time, a general partner and which is controlled by such Person in a manner sufficient to permit its financial statements to be consolidated with the financial statements of such Person in conformance with GAAP and the financial statements of which are so consolidated, (3) any Non-Controlled Entity and (4) any Fifty Percent Venture.

“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of principal, premium and interest on the debt securities by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior obligation of the Subsidiary Guarantor and will be full and unconditional regardless of the enforceability of the debt securities and the Indenture.

“Subsidiary Guarantors” means any Future Subsidiary Guarantors that become Subsidiary Guarantors pursuant to the terms of the Indenture, but in each case excluding any Persons whose guarantees have been released pursuant to the terms of the Indenture. There are currently no Subsidiary Guarantors.

“Subsidiary Indebtedness” means, without duplication, all Unsecured Indebtedness (including Guarantees (other than Guarantees by Restricted Subsidiaries of Secured Indebtedness)) of which a Restricted Subsidiary other than a Subsidiary Guarantor is the obligor. A release of the Guarantee of a Subsidiary Guarantor which remains a Restricted Subsidiary shall be deemed to be an Incurrence of Subsidiary Indebtedness in amount equal to the Company’s proportionate interest in the Unsecured Indebtedness of such Subsidiary Guarantor.

“Tax” or “Taxes” means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any domestic or foreign governmental authority responsible for the administration of any such taxes.

“Total Assets” means the sum of: (1) Undepreciated Real Estate Assets and (2) all other assets (excluding intangibles) of the Company, the Subsidiary Guarantors, and their respective Restricted Subsidiaries determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Total Unencumbered Assets” as of any date means the sum of: (1) Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness and (2) all other assets (but excluding intangibles and minority interests in Persons who are obligors with respect to outstanding secured debt) of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Transaction Date” means, with the respect to the Incurrence of any Indebtedness or issuance of Disqualified Stock by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred or such Disqualified Stock is to be issued and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis (it being understood that the accounts of Restricted Subsidiaries shall be consolidated with those of the Company only to the extent of the Company’s proportionate interest therein).

“Units” means the limited partnership units of the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of the Company in the manner provided below. The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary, unless such Subsidiary owns any Capital Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary); provided that: (1) any Guarantee by the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries (other than the designated Subsidiary and any other Subsidiary concurrently being designated as an Unrestricted Subsidiary) of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company, the Subsidiary Guarantors or such Restricted Subsidiaries at the time of such designation; (2) either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited under the “Limitation on Restricted Payments” covenant described below; and (3) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock” and “Limitation on Restricted Payments” covenants. The Board of the Company may designate any Unrestricted Subsidiary to be a Restricted

Subsidiary; provided that: (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and (2) all Liens, Indebtedness and Disqualified Stock of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred, granted or issued at such time, have been permitted to be Incurred, granted or issued and shall be deemed to have been Incurred, granted or issued for all purposes of the Indenture. Any such designation by the Board of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness or Disqualified Stock of the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person and/or one or more Wholly Owned Subsidiaries of such Person.

Covenants

The Indenture contains, among others, the covenants set forth below. These covenants may be modified by supplemental indenture for any series of debt securities prior to issuance.

Repurchase of Debt Securities at the Option of the Holder Upon a Change of Control Trigger Event

Upon the occurrence of a Change of Control Triggering Event, each holder of debt securities will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder’s debt securities pursuant to the unconditional, irrevocable offer to purchase described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”) on a date that is not more than 45 Business Days after the occurrence of such Change of Control Triggering Event (the “Change of Control Payment Date”).

On or before the Change of Control Payment Date, we will: (1) accept for payment debt securities or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent cash sufficient to pay the Change of Control Payment (together with accrued and unpaid interest) of all debt securities so tendered and (3) deliver to the Trustee debt securities so accepted together with an Officer’s Certificate listing the aggregate principal amount of the debt securities or portions thereof being purchased by the Company. The Paying Agent will promptly deliver or cause to be delivered to the holders of debt securities so accepted payment in an amount equal to the Change of Control Payment, and the Trustee will promptly authenticate and mail or deliver (or cause to be transferred by book entry) to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Any debt securities not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the consummation thereof.

The provisions of the Indenture relating to a Change of Control Triggering Event may not afford the holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect holders, if such transaction does not constitute a Change of Control Triggering Event, as defined. In addition, the Company may not have sufficient financial resources available to fulfill its obligation to repurchase the debt securities upon a Change of Control Triggering Event.

Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Notice and Selection,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer or other conveyance of “all or substantially all” of the assets of the Company, Host or HMC, on a consolidated basis. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the debt securities to require the Company to repurchase such debt securities as a result of a sale, transfer or other conveyance of less than all of the Company’s, Host’s or HMC’s assets, on a consolidated basis, to another Person or group may be uncertain.

Limitation on Incurrences of Indebtedness and Issuances of Disqualified Stock

(1) The Indenture will provide that, except as set forth below, neither the Company, the Subsidiary Guarantors nor any of their respective Restricted Subsidiaries will, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Stock. Notwithstanding the foregoing sentence, if, on the date of any such Incurrence or issuance, after giving effect to, on a pro forma basis, such Incurrence or issuance and the receipt and application of the proceeds therefrom, (a) the aggregate amount of all outstanding Indebtedness (other than the QUIPs Debt) and Disqualified Stock of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Indebtedness and Disqualified Stock of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 65% of Adjusted Total Assets of the Company and (b) the Consolidated Coverage Ratio of the Company would be greater than or equal to 2.0 to 1.0, the Company and its Restricted Subsidiaries may Incur such Indebtedness or issue such Disqualified Stock.

(2) In addition to the foregoing limitations set forth in (1) above, except as set forth below, the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries will not Incur any Secured Indebtedness or Subsidiary Indebtedness. Notwithstanding the foregoing sentence, if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and/or Subsidiary Indebtedness and the application of the proceeds thereof, the aggregate amount of all outstanding Secured Indebtedness and Subsidiary Indebtedness of the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise), determined on a consolidated basis (it being understood that the amounts of Secured Indebtedness and Subsidiary Indebtedness of Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries), without duplication, is less than or equal to 45% of Adjusted Total Assets of the Company, the Company and its Restricted Subsidiaries may Incur such Secured Indebtedness and/or Subsidiary Indebtedness.

(3) In addition to the limitations set forth in (1) and (2) above, the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries will maintain at all times Total Unencumbered Assets of not less than 125% of the aggregate outstanding amount of the Unsecured Indebtedness (other than the QUIPs Debt) (including amounts of Refinancing Indebtedness outstanding pursuant to paragraph (4)(c) hereof or otherwise)

determined on a consolidated basis (it being understood that the Unsecured Indebtedness of the Restricted Subsidiaries shall be consolidated with that of the Company only to the extent of the Company’s proportionate interest in such Restricted Subsidiaries).

(4) Notwithstanding paragraphs (1) or (2), the Indenture will provide that the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries (except as specified below) may Incur or issue each and all of the following: (a) Indebtedness outstanding (including Indebtedness issued to replace, refinance or refund such Indebtedness) under the Credit Facility at any time in an aggregate principal amount not to exceed $1.5 billion, less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount); (b) Indebtedness or Disqualified Stock owed (A) to the Company or (B) to any Subsidiary Guarantor; provided that any event which results in any Restricted Subsidiary holding such Indebtedness or Disqualified Stock ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness or Disqualified Stock (other than to the Company or a Subsidiary Guarantor) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness or issuance of Disqualified Stock not permitted by this clause (b); (c) Refinancing Indebtedness with respect to outstanding Indebtedness (other than Indebtedness Incurred under clause (a), (b), (d), (f), (h), (l) or (n) of this paragraph) and any refinancings thereof; (d) Indebtedness (i) in respect of performance, surety or appeal bonds Incurred in the ordinary course of business, (ii) under Currency Agreements and Interest Swap and Hedging Obligations; provided that such agreements (A) are designed solely to protect the Company, the Subsidiary Guarantors or any of the Company’s or their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (B) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, or (iii) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company, the Subsidiary Guarantors or any of their Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition; (e) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (i) used to purchase all of the debt securities tendered in a Change of Control Offer made as a result of a Change of Control or (ii) deposited to defease the debt securities as described below under “Legal Defeasance and Covenant Defeasance”; (f) Guarantees of the debt securities and Guarantees of Indebtedness of the Company or any of the Subsidiary Guarantors by any of the Company’s or their respective Restricted Subsidiaries; provided the guarantee of such Indebtedness is permitted by and made in accordance with the terms of the Indenture at the time of the incurrence of such underlying Indebtedness or at the time such guarantor becomes a Restricted Subsidiary; (g) Indebtedness evidenced by the debt securities and the Guarantees thereof and represented by the Indenture up to the amounts issued pursuant thereto as of the Issue Date; (h) the QUIPs Debt; (i) Limited Partner Notes, (j) Indebtedness Incurred pursuant to the Blackstone Acquisition and any Indebtedness of Host, its Subsidiaries, a Public Partnership or a Private Partnership incurred in connection with the REIT Conversion, (k) Acquired Indebtedness assumed in connection with an Asset Acquisition if, on the date of any such Incurrence, the Consolidated Coverage Ratio of the Person or asset or assets so acquired would be greater than or equal to 2.0 to 1.0; provided however, that an acquisition within the meaning of clause (2) of the definition of “Asset Acquisition,” will be deemed to be an acquisition of a Person for purposes of determining such Consolidated Coverage Ratio, (l) Secured Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $400 million, provided, however, that (i) the Incurrence of such Secured Indebtedness is otherwise permitted pursuant to paragraph (2) above and (ii) the proceeds of such Secured Indebtedness are used substantially concurrently to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount), (m) Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300 million and (n) additional Indebtedness in an aggregate principal amount (or accreted value, if applicable) at any time outstanding, not to exceed $150 million.

(5) For purposes of determining any particular amount of Indebtedness under this covenant, (a) Indebtedness Incurred under the Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (a) of paragraph (4) of this covenant and (b) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included as additional Indebtedness.

(6) For purposes of determining compliance with this covenant, (a) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, (b) the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (4) above, the Company may, after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (4) and (c) Indebtedness under clauses (m) and (n) of paragraph (4) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph 1 of this covenant if at any date after such Indebtedness is Incurred, such Indebtedness could have been Incurred under paragraph 1 of this covenant, but only to the extent such Indebtedness could have been so Incurred.

Indebtedness or Disqualified Stock of any Person that is not a Restricted Subsidiary of the Company, which Indebtedness or Disqualified Stock is outstanding at the time such Person becomes a Restricted Subsidiary of the Company (including by designation) or is merged with or into or consolidated with the Company or a Restricted Subsidiary of the Company, shall be deemed to have been Incurred or issued at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company, or a Restricted Subsidiary of the Company, and Indebtedness or Disqualified Stock which is assumed at the time of the acquisition of any asset shall be deemed to have been Incurred or issued at the time of such acquisition.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Liens

Neither we, the Subsidiary Guarantors, nor any Restricted Subsidiary shall secure any Indebtedness under the Credit Facility or the existing senior notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the existing senior notes unless effective provision is made to secure the notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or existing senior notes is secured by such Lien.

Limitation on Restricted Payments

The Indenture will provide that the Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, the fair market value of any property used therefor) made on and after the Issue Date shall exceed the sum of, without duplication, (a) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date, (b) 100% of the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company including from an issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the debt securities or Equity Offerings to the extent used to redeem debt securities in compliance with the provisions set forth under the caption “Optional Redemption”), and the amount of any Indebtedness (other than Indebtedness subordinate in right of payment to the debt securities) of the Company that was issued and sold for cash upon the conversion of such Indebtedness after the Issue Date into Capital Stock (other than Disqualified Stock) of the Company, or otherwise received as Capital Contributions, exclusive of Capital Contributions to the extent used to redeem debt securities in compliance with the provisions set forth under the caption “Optional Redemption”, (c) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person other than a Restricted Subsidiary after the Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from designations of Unrestricted Subsidiaries or Non-Consolidated Entities as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), (d) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons acquired after the Issue Date in exchange for an issuance of Qualified Capital Stock and (e) the fair market value of noncash tangible assets or Capital Stock (other than that of the Company or its Parent) representing interests in Persons contributed as a Capital Contribution to the Company after the Issue Date.

Notwithstanding the foregoing, (A) for purposes of determining whether the Company, the Subsidiary Guarantors and the Company’s and their respective Restricted Subsidiaries may make a Restricted Payment representing the declaration or payment of any dividend or other distribution in respect of Capital Stock of such Person or the Parent or any Restricted Subsidiary of such Person constituting Preferred Stock, the Company’s Consolidated Coverage Ratio contemplated by clause (b) of paragraph (1) of the “Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, shall be greater than or equal to 1.7 to 1 and (B) the Company may make Permitted REIT Distributions.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors

The Indenture will provide that the Company and the Subsidiary Guarantors will not create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary Guarantor to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Subsidiary Guarantor held by the Company or its Restricted Subsidiaries, (2) pay any Indebtedness owed to the Company or any Subsidiary Guarantor, (3) make loans or advances to the Company or any Subsidiary Guarantor, or (4) transfer its property or assets to the Company or any Subsidiary Guarantor.

The foregoing provisions shall not prohibit any encumbrances or restrictions: (1) imposed under the Indenture as in existence immediately following the Issue Date or under the Credit Facility, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (2) imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets); (3) existing under or by reason of applicable law; (4) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (5) in the case of clause (4) of the first paragraph of this covenant, (a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries, taken as a whole; (6) with respect solely to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; (7) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (b) the encumbrance or restriction is not materially more disadvantageous to the holders of the debt securities than is customary in comparable financings (as determined by the Company) and (c) the Company determines that any such encumbrance or restriction will not materially affect its ability to make principal or interest payments on the debt securities, (8) in connection with and pursuant to permitted refinancings thereof, replacements of restrictions imposed pursuant to clause (4) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced, (9) imposed under purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph, (10) by reason of provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of our Board of Directors and not otherwise prohibited by the Indenture, which limitation is applicable only to the assets that are the subject of such agreements and which do not detract from the value of our property or assets or the value of property or assets of any Restricted Subsidiary in any manner material to us and our Restricted Subsidiaries, taken as a whole or (11) by reason of restrictions on cash or other deposits or net worth imposed by hotel managers or other customers under contracts entered into in the ordinary course of business.

Nothing contained in this covenant shall prevent the Company, the Subsidiary Guarantors or any of their respective Restricted Subsidiaries from (a) creating, incurring, assuming or suffering to exist any Permitted Liens or Liens not prohibited by the “Limitation on Liens” covenant or (b) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries in accordance with the terms of such Indebtedness or any related security document.

The foregoing covenant will only apply at such time as the debt securities are Guaranteed by any Subsidiary Guarantors.

Limitation on Transactions with Affiliates

The Indenture will provide that neither the Company, the Subsidiary Guarantors, nor any of their respective Restricted Subsidiaries will be permitted to, directly or indirectly, enter into, renew or extend any transaction or series of transactions (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any of its Restricted Subsidiaries (“Affiliate Transactions”), other than Exempted Affiliate Transactions, except upon fair and reasonable terms no less favorable to the Company, the Subsidiary Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to (1) transactions approved by a majority of the Board of the Company; (2) the payment of reasonable and customary fees and expenses to members of the Board of the Company who are not employees of the Company; (3) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant or any payments specifically exempted from the definition of Restricted Payments; and (4) Permitted REIT Payments. Notwithstanding the foregoing, prior to engaging in any Affiliate Transaction or series of related Affiliate Transactions, other than Exempted Affiliate Transactions and any transaction or series of related transactions specified in any of clauses (2) through (4) of this paragraph, (a) with an aggregate value in excess of $25 million, the Company must deliver to the trustee an Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant, (b) with an aggregate value in excess of $50 million, must first be approved pursuant to a Board Resolution set forth in the Company’s Officer’s Certificate certifying that the transaction complies with the first paragraph of this covenant and that the transaction has been approved by a majority of our Board who are disinterested in the subject matter of the transaction and (c) with an aggregate value in excess of $250 million, will require the Company to obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company, such Subsidiary Guarantor or such Restricted Subsidiary, except that in the case of a real estate transaction or related real estate transactions with an aggregate value in excess of $250 million, an opinion may instead be obtained from an independent, qualified real estate appraiser that the consideration received in connection with such transaction is fair to the Company, such Subsidiary Guarantor or such Restricted Subsidiary.

Limitation on Asset Sales

The Indenture will provide that the Company and the Subsidiary Guarantors will not, and the Company and the Subsidiary Guarantors will not permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless (1) the consideration received by the Company, the Subsidiary Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of as determined by the Board of the Company in good faith and (2) at least 75% of the consideration received consists of cash, Cash Equivalents and/or real estate assets; provided that, with respect to the sale of one or more real estate properties, up to 75% of the consideration may consist of indebtedness of the purchaser of such real estate properties so long as such Indebtedness is secured by a first priority Lien on the real estate property or properties sold; and provided that, for purposes of this clause (2) the amount of (a) any Indebtedness (other than Indebtedness subordinated in right of payment to the debt securities or a Subsidiary Guarantee) that is required to be repaid or assumed (and is either repaid or assumed by the transferee of the related assets) by virtue of such Asset Sale and which is secured by a Lien on the property or assets sold and (b) any securities or other obligations received by the Company, any Subsidiary Guarantor or any such Restricted Subsidiary from such transferee that are immediately converted by the Company, the Subsidiary Guarantor or such Restricted Subsidiary into cash (or as to which the Company, any Subsidiary Guarantor or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash.

In the event that the aggregate Net Cash Proceeds received by the Company, the Subsidiary Guarantors and the Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months (such 12 consecutive month period, an “Asset Sale Period” ) exceed 5% of Total Assets (determined as of the date closest to the commencement of such Asset Sale Period for which a consolidated balance sheet of the Company and its Restricted Subsidiaries has been filed with the Securities and Exchange Commission or provided to the trustee pursuant to the “Reports” covenant), then during the period commencing 180 days prior to the commencement of such Asset Sale Period and running through the date that is 12 months after the date Net Cash Proceeds so received exceeded 5% of Total Assets, an amount equal to the Net Cash Proceeds received during such Asset Sale Period must have been or must be: (1) invested in or committed to be invested in, pursuant to a binding commitment subject only to reasonable, customary closing conditions, and providing an amount equal to the Net Cash Proceeds are, in fact, so invested, within an additional 180 days,

(a) fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board of the Company will immediately constitute or be part of a Related Business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary (if it continues to be a Restricted Subsidiary) immediately following such transaction, (b) Permitted Mortgage Investments or (c) a controlling interest in the Capital Stock of an entity engaged in a Related Business; provided that concurrently with an Investment specified in clause (c) of this subsection, such entity becomes a Restricted Subsidiary or (2) used to repay and permanently reduce Indebtedness outstanding under the Credit Facility (including that, in the case of a revolver or similar arrangement, such commitment is permanently reduced by such amount). Pending the application of any such Net Cash Proceeds as described above, the Company may invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from Asset Sales that are not or were not applied or invested as provided in the first sentence of this paragraph (including any Net Cash Proceeds which were committed to be invested as provided in such sentence but which are not in fact invested within the time period provided) will be deemed to constitute “Excess Proceeds.”

Within 30 days following each date on which the aggregate amount of Excess Proceeds exceeds $25 million, the Company will make an offer to purchase from the holders of the debt securities and holders of any other Indebtedness of the Company ranking pari passu with the debt securities from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or redeem such Indebtedness with the proceeds from such Asset Sale, on a pro rata basis, an aggregate principal amount (or accreted value, as applicable) of debt securities and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price in cash equal to 100% of the principal amount (or accreted value, as applicable) of the debt securities and such other Indebtedness, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that the aggregate amount of debt securities and other senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount (or accreted value, as applicable) of debt securities and such other Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds, the debt securities to be purchased and such other Indebtedness shall be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Notwithstanding, and without complying with, any of the foregoing provisions:

(1) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may, in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

(2) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the “Consolidation, Merger and Sale of Assets” and “Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors” covenants in the Indenture;

(3) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company, the Subsidiary Guarantor or such Restricted Subsidiary, as applicable; and

(4) the Company, the Subsidiary Guarantors and their respective Restricted Subsidiaries may exchange assets held by the Company, the Subsidiary Guarantor or a Restricted Subsidiary for one or more real estate properties and/or one or more Related Businesses of any Person or entity owning one or more real estate properties and/or one or more Related Businesses; provided that the Board of the Company has determined in good faith that the fair market value of the assets received by the Company are approximately equal to the fair market value of the assets exchanged by the Company.

No transaction listed in clauses (1) through (4) inclusive shall be deemed to be an “Asset Sale.”

Limitation on Merger of Subsidiary Guarantors and Release of Subsidiary Guarantors

The Indenture will provide that no Subsidiary Guarantor shall consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person (other than the Company or another Subsidiary Guarantor), unless (1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall unconditionally and fully guarantee, on a senior basis, all of such Subsidiary Guarantor’s obligations under such Subsidiary Guarantor’s Guarantee under the Indenture on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

Notwithstanding the foregoing, the Guarantee of the debt securities by a Subsidiary Guarantor shall be automatically released upon (a) the sale or other disposition of Capital Stock of such Subsidiary Guarantor if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a Subsidiary of the Company, (b) the consolidation or merger of any such Subsidiary Guarantor with any Person other than the Company or a Subsidiary of the Company if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be Subsidiary of the Company, (c) a Legal Defeasance or Covenant Defeasance or (d) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.

The foregoing convent will only apply at such time as the debt securities are Guaranteed by any Subsidiary Guarantors.

Limitation on Status as Investment Company

The Indenture will prohibit the Company and its Restricted Subsidiaries from being required to register as an “investment company” (as that term is defined in the Investment Company Act of 1940, as amended).

Covenants upon Attainment and Maintenance of an Investment Grade Rating

The covenants “—Limitation on Incurrences of Indebtedness and Issuance of Disqualified Stock,” “—Limitation on Liens,” “—Limitation on Restricted Payments,” “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiary Guarantors,” “—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales,” will not be applicable in the event, and only for so long as, the debt securities are rated Investment Grade.

Notwithstanding the foregoing, in the event that one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the debt securities below the required Investment Grade, the foregoing covenants will be reinstated as of and from the date of such withdrawal or ratings downgrade. Calculations under the reinstated “Limitation on Restricted Payments” covenant will be made as if the “Limitations on Restricted Payments” covenant had been in effect since the Issue Date except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. There can be no assurance that the debt securities will ever achieve an Investment Grade rating or that any such rating will be maintained.

U.S. GAAP for Covenant Calculations

The accounting for covenant compliance is based on U.S. generally accepted accounting standards effective as of December 31, 1998. The financial statements incorporated by reference into this prospectus reflect current accounting standards, which include significant changes to the treatment of business combinations, the fair value of financial instruments, the valuation of intangible assets and liabilities, the treatment of gains and losses of the extinguishment of debt as interest expense as well as imputed interest expense relating to the Company’s exchangeable debentures as a result of an accounting change in 2009. As a result, the value of amounts used in the calculation of the Company’s covenants such as interest expense, the recorded value of debt acquired or assumed, and total assets will be different from amounts presented in our financial statements.

Unrestricted Subsidiaries

The Company’s subsidiaries (including the Company’s non-guarantor subsidiaries) are subject to the restrictive covenants in the Indenture. However, in certain circumstances, the Company is permitted to designate certain subsidiaries as unrestricted subsidiaries. These unrestricted subsidiaries are not subject to the restrictive covenants (unless they are guarantors) and may engage in transactions to sell or otherwise dispose of or encumber their assets, including by incurring certain liens on the assets, or incur additional indebtedness without complying with the restrictive covenants in the Indenture. If the Company were to designate additional subsidiaries as unrestricted subsidiaries, neither the EBITDA generated by nor the interest expense allocated to these entities would be included in the Company’s ratio calculations. In connection with the Company’s financing strategy, the Company may designate certain subsidiaries as unrestricted subsidiaries in accordance with the provisions of the Indenture.

Reports

The Indenture will provide that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each holder, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the certified independent public accountants of the Company, as such would be required in such reports to the Commission, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required. Whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and will make such information available to securities analysts and prospective investors upon request.

Events of Default

The Indenture will define an Event of Default with respect to any series of debt securities as (1) the failure by the Company to pay any installment of interest on the debt securities of that series as and when the same becomes due and payable and the continuance of any such failure for 30 days, (2) the failure by the Company to pay all or any part of the principal of, or premium, if any, on, the debt securities of that series when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, (3) the failure by the Company or any Subsidiary Guarantor to observe or perform any other covenant or agreement contained in the debt securities of that series or the Indenture with respect to that series of debt securities and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding, (4) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (5) a default in (a) Secured Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or any of its Restricted Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final Stated Maturity; (6) final unsatisfied judgments not covered by insurance aggregating in excess of 0.5% of Total Assets, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days; and (7) any other Event of Default with respect to debt securities of that series, which is specified in a Board Resolution, a supplemental indenture or an Officer’s Certificate, in accordance with the

Indenture. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the holders written notice of such default; provided that the Trustee may withhold from holders of the debt securities notice of any continuing Default or Event of Default (except a Default or Events of Default relating to the payment of principal or interest on the debt securities of that series) if it determines that withholding notice is in their interest.

If an Event of Default with respect to the debt securities of any series occurs and is continuing (other than an Event of Default specified in clause (4), above, relating to the Company), then either the Trustee or the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, by notice in writing to the Company (and to the Trustee if given by holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause (4) above relating to the Company occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding debt securities without any declaration or other act on the part of Trustee or the holders. The holders of a majority in aggregate principal amount of debt securities of any series generally are authorized to rescind such acceleration if all existing Events of Default with respect to the debt securities of such series, other than the non-payment of the principal of, premium, if any, and interest on the debt securities of that series which have become due solely by such acceleration, have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the Trustee in its exercise of any trust or power with respect to such series.

The holders of a majority in aggregate principal amount of the debt securities of a series at the time outstanding may waive on behalf of all the holders any default with respect to such series, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such a supermajority with respect to such series, and except a default in the payment of principal of or interest on any debt security of that series not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of that series affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee security or indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the debt securities of any series at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to such series.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company, on the debt securities and under the Indenture; (2) immediately after giving effect, on a pro forma basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and (3) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with the foregoing, the successor Person formed by such consolidation or into which the

Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under the debt securities and the Indenture.

Legal Defeasance and Covenant Defeasance

The Indenture will provide that the Company may, at its option, elect to have its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding debt securities of any series (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding debt securities of such series and Guarantees thereof, except as to (1) rights of holders to receive payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due from the trust funds; (2) the Company’s obligations with respect to such debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust; (3) the rights, powers, trust, duties, and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and (4) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect, with respect to any series of debt securities, to have the obligations of the Company, the Guarantors and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the debt securities of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the debt securities of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance, with respect to any series of debt securities, (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the debt securities of such series, U.S. legal tender, noncallable government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such debt securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such debt securities; (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (4) no Default or Event of Default shall have occurred with respect to such series and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such debt securities over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (7) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the conditions precedent provided for have been complied with.

Amendments, Supplements and Waivers

The Indenture will contain provisions permitting the Company, the Subsidiary Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the holders. Subject to certain limited exceptions, modifications and amendments of the Indenture or any supplemental indenture with respect to any series of debt securities may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (except that any amendments or supplements to the provisions relating to security interests or with respect to the Guarantees of the Subsidiary Guarantors shall require the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the debt securities of such series at the time outstanding); provided that no such modification or amendment may, without the consent of each holder affected thereby, (1) change the Stated Maturity of the principal of, or any installment of interest on, any debt security, (2) reduce the principal amount of, or premium, if any, or interest on, any debt security, (3) change the place of payment of principal of, or premium, if any, or interest on, any debt security, (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any debt security, (5) reduce the above-stated percentages of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture, (6) waive a default in the payment of principal of, premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities of any series and a waiver of the payment default that resulted from such acceleration), (7) alter the provisions relating to the redemption of the debt securities at the option of the Company, (8) reduce the percentage or aggregate principal amount of outstanding debt securities the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (9) make the debt securities subordinate in right of payment to any other Indebtedness.

No Personal Liability of Partners, Stockholders, Officers, Directors

No recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company, or the Subsidiary Guarantors in the Indenture, or in any of the debt securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling Person of the Company or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the debt securities, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

PLAN OF DISTRIBUTION

We may sell any series of the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	through agents to the public or to institutional investors; or

•	in any combination of the above.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “Dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

Each series of securities will be a new issue of securities and, unless it is a reopening of an existing series of securities, will have no established trading market. Unless otherwise stated in a prospectus supplement, the securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters with respect to the debt securities will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The (i) consolidated financial statements of Host Hotels & Resorts, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, the schedule of Real Estate and Accumulated Depreciation as of December 31, 2011, and management’s assessment of the effectiveness of Host Hotels & Resorts, Inc.’s internal control over financial reporting as of December 31, 2011, and (ii) consolidated financial statements of Host Hotels & Resorts, L.P. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the schedule of Real Estate and Accumulated Depreciation as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by Host in connection with the issuance and distribution of the securities being registered:

Registration Fee	$229,200
*Printing and Duplicating Expenses	500,000
*Legal Fees and Expenses	750,000
*Accounting Fees and Expenses	200,000
*Blue Sky Fees	10,000
*Fees of Ratings Agencies	2,200,000
*Trustee’s Fees and Expenses	50,000
*Miscellaneous	10,000

*Total	3,949,200

*	Estimated.

Item 15.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement. The Third Amended and Restated Agreement of Limited Partnership of Host, L.P. (the “Partnership Agreement”) provides for indemnification of Host Inc. and its officers and directors to the fullest extent provided by the DRULPA. The indemnity shall extend to any liability of Host Inc. and its officers and directors pursuant to a loan guarantee, contractual obligation for indebtedness or other obligation or otherwise, for any indebtedness of Host L.P. or any subsidiary of Host L.P. Further, the indemnification provided in the Partnership Agreement shall not limit any other right to indemnification of Host Inc. and its officers and directors provided under any agreement, pursuant to a vote of Host L.P., as a matter of law or otherwise. Set forth below are the indemnification arrangements applicable to Host Inc.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Host Inc.’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Host Inc.’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to: (i) any present or former director or officer or (ii) any individual who, while a director or officer of Host Inc. and at the request of Host Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of Host Inc. Host Inc.’s Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer of Host Inc. who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of

Host Inc. and at the request of Host Inc., serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Host Inc.’s charter and Bylaws also permit Host Inc. to indemnify and advance expenses to any person who served as a predecessor of Host Inc. in any of the capacities described above and to any employee or agent of Host Inc. or a predecessor of Host Inc.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which Host Inc.’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In accordance with the MGCL, Host Inc. is required, as a condition to advancing expenses, to obtain (1) a written affirmation by the director, officer or employee of his or her good-faith belief that he/she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by Host Inc. if it shall ultimately be determined that the applicable standard of conduct was not met.

Host Inc. has also entered into indemnification agreements with its directors and executive officers that obligate it to indemnify them to the maximum extent permitted under Maryland law. The agreements require Host Inc. to indemnify the director or officer (the “indemnitee”) against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee in connection with a proceeding to which such person became subject by reason of his or her status as a present or former director or officer of Host Inc. or any other corporation or enterprise for which such person is or was serving at Host Inc.’s request unless it is established that the indemnitee did not meet the standard of conduct set forth above or one of the exceptions to indemnification under Maryland law set forth above exists.

In addition, the indemnification agreement requires Host Inc. to advance reasonable expenses incurred by the indemnitee within 10 days of the receipt by Host Inc. of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of Host Inc.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, Host L.P. has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

(a) Exhibits

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the company, its subsidiaries or other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or date as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representation and warranties may not describe the actual state of affairs as the date they were made or at any other time.

Exhibit No.	Description

1.	Underwriting Agreement

1.1**	Form of Underwriting Agreement relating to debt securities (to be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated by reference herein).

4.	Instruments Defining Rights of Security Holders

4.1	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.2*	Form of Supplemental Indenture.

4.3*	Form of Note (incorporated by reference to Exhibit A of Exhibit 4.2 above).

5.	Opinions

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the debt securities.

12.	Statement Regarding Computation of Ratios

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preferred Unit Distributions.

23.	Consents

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.	Power of Attorney

24.1*	Power of Attorney (included on the signature pages hereto).

25.	Statement of Eligibility of Trustee

25.1*	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

*	Filed herewith.
**	To be filed by amendment.

(b) Financial Statement Schedules

SCHEDULE III

HOST HOTELS & RESORTS, INC., HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Hotels:
Arlington Pentagon City Residence Inn	$—	$6	$29	$6	$6	$35	$41	$15	—	1996	40
Atlanta Marriott Marquis	—	13	184	159	16	340	356	103	—	1998	40
Atlanta Marriott Perimeter Center	—	—	7	38	15	30	45	19	—	1976	40
Atlanta Marriott Suites Midtown	—	—	26	8	—	34	34	14	—	1996	40
Boston Marriott Copley Place	—	—	203	53	—	256	256	75	—	2002	40
Calgary Marriott	—	5	18	14	5	32	37	17	—	1996	40
Chicago Downtown Courtyard River North	—	7	27	12	7	39	46	19	—	1992	40
Chicago Marriott O’Hare	—	4	26	39	4	65	69	41	—	1998	40
Chicago Marriott Suites Downers Grove	—	2	14	5	2	19	21	9	—	1989	40
Chicago Marriott Suites O’Hare	—	5	36	8	5	44	49	16	—	1997	40
Coronado Island Marriott Resort	—	—	53	26	—	79	79	32	—	1997	40
Costa Mesa Marriott	—	3	18	6	3	24	27	11	—	1996	40
Courtyard Nashua	—	3	14	6	3	20	23	12	—	1989	40
Dallas/Addison Marriott Quorum by the Galleria	—	14	27	18	14	45	59	23	—	1994	40
Dayton Marriott	—	2	30	8	2	38	40	14	—	1998	40
Delta Meadowvale Resort & Conference Center	—	4	20	19	4	39	43	21	—	1996	40
Denver Marriott Tech Center Hotel	—	6	26	27	6	53	59	24	—	1994	40
Denver Marriott West	—	—	12	10	—	22	22	14	—	1983	40
Embassy Suites Chicago –Downtown/Lakefront	—	—	86	6	—	92	92	19	—	2004	40

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Four Seasons Hotel Atlanta	—	5	48	18	6	65	71	24	—	1998	40
Four Seasons Hotel Philadelphia	—	26	60	20	27	79	106	31	—	1998	40
Gaithersburg Marriott Washingtonian Center	—	7	22	8	7	30	37	14	—	1993	40
Grand Hyatt Atlanta in Buckhead	—	8	88	21	8	109	117	39	—	1998	40
Greensboro-Highpoint Marriott Airport	—	—	19	8	—	27	27	14	—	1983	40
Harbor Beach Marriott Resort & Spa	134	—	62	99	—	161	161	71	—	1997	40
Hartford Marriott Rocky Hill	—	—	17	—	—	17	17	12	—	1991	40
Hilton Melbourne South Wharf	84	—	136	(7)	—	129	129	4	—	2011	31
Hilton Singer Island Oceanfront Resort	—	2	10	15	2	25	27	13	—	1986	40
Houston Airport Marriott	—	—	10	38	—	48	48	39	—	1984	40
Houston Marriott at the Texas Medical Center	—	—	19	17	—	36	36	19	—	1998	40
Hyatt Regency Cambridge	—	18	84	4	19	87	106	37	—	1998	40
Hyatt Regency Maui Resort & Spa on Kaanapali Beach	—	92	212	30	92	242	334	56	—	2003	40
Hyatt Regency Reston	—	11	78	18	12	95	107	34	—	1998	40
Hyatt Regency San Francisco, Burlingame	—	16	119	49	20	164	184	58	—	1998	40
Hyatt Regency Washington on Capitol Hill	—	40	230	21	40	251	291	43	—	2006	40
JW Marriott Desert Springs Resort & Spa	—	13	143	117	14	259	273	99	—	1997	40
JW Marriott Hotel Buckhead Atlanta	—	16	21	23	16	44	60	24	—	1990	40
JW Marriott Hotel Houston	—	4	26	22	6	46	52	26	—	1994	40
JW Marriott Mexico City	—	11	35	7	10	43	53	31	—	1996	40
JW Marriott Rio de Janeiro	—	13	29	(4)	12	26	38	1	—	2010	40
JW Marriott Washington, DC	114	26	98	42	26	140	166	52	—	2003	40
Kansas City Airport Marriott	—	—	8	24	—	32	32	26	—	1993	40
Key Bridge Marriott	—	—	38	31	—	69	69	56	—	1997	40
Manchester Grand Hyatt, San Diego	—	—	548	—	—	548	548	14	—	2011	35
Manhattan Beach Marriott	—	7	29	14	—	50	50	24	—	1997	40
Marina del Rey Marriott	—	—	13	23	—	36	36	17	—	1995	40
Marriott at Metro Center	—	20	24	19	20	43	63	21	—	1994	40

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Memphis Marriott Downtown	—	—	16	35	—	51	51	22	—	1998	40
Miami Marriott Biscayne Bay	—	—	27	29	—	56	56	26	—	1998	40
Minneapolis Marriott City Center	—	—	27	39	—	66	66	42	—	1986	40
New Orleans Marriott	—	16	96	109	16	205	221	96	—	1996	40
New York Helmsley Hotel	—	155	152	—	155	152	307	4	—	2011	34
New York Marriott Downtown	—	19	79	39	19	118	137	52	—	1997	40
New York Marriott Marquis Times Square	—	—	552	152	—	704	704	436	—	1986	40
Newark Liberty International Airport Marriott	—	—	30	4	—	34	34	23	—	1984	40
Newport Beach Marriott Bayview	—	6	14	8	6	22	28	10	—	1975	40
Newport Beach Marriott Hotel & Spa	104	11	13	112	11	125	136	65	—	1975	40
New Zealand Hotel Portfolio	81	16	123	(18)	16	105	121	3	—	2011	35
Orlando World Center Marriott Resort & Convention Center	246	18	157	322	29	468	497	165	—	1997	40
Park Ridge Marriott	—	—	20	10	—	30	30	12	—	1987	40
Philadelphia Airport Marriott	—	—	42	8	—	50	50	21	—	1995	40
Philadelphia Marriott Downtown	—	3	144	104	11	240	251	87	—	1995	40
Portland Marriott Downtown Waterfront	—	6	40	20	6	60	66	29	—	1994	40
San Antonio Marriott Rivercenter	—	—	86	79	—	165	165	63	—	1996	40
San Antonio Marriott Riverwalk	—	—	45	17	—	62	62	27	—	1995	40
San Cristobal Tower, Santiago	—	7	15	1	7	16	23	2	—	2006	40
San Diego Marriott Marquis & Marina	—	—	202	253	—	455	455	156	—	1996	40
San Diego Marriott Mission Valley	—	4	23	10	4	33	37	15	—	1998	40
San Francisco Airport Marriott	—	11	48	37	12	84	96	41	—	1994	40
San Francisco Marriott Fisherman’s Wharf	—	6	20	20	6	40	46	20	—	1994	40
San Francisco Marriott Marquis	—	—	278	91	—	369	369	188	—	1989	40
San Ramon Marriott	—	—	22	17	—	39	39	16	—	1996	40
Santa Clara Marriott	—	—	39	54	—	93	93	67	—	1989	40
Scottsdale Marriott at McDowell Mountains	—	8	48	3	8	51	59	10	—	2004	40
Scottsdale Marriott Suites Old Town	—	3	20	9	3	29	32	11	—	1988	40
Seattle Airport Marriott	—	3	42	18	3	60	63	32	—	1998	40

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
Sheraton Boston Hotel	—	42	262	45	42	307	349	48	—	2006	40
Sheraton Indianapolis Hotel at Keystone Crossing	—	3	51	9	3	60	63	9	—	2006	40
Sheraton Needham Hotel	—	5	27	5	5	32	37	5	—	1986	40
Sheraton New York Hotel & Towers	—	346	409	120	346	529	875	79	—	2006	40
Sheraton Parsippany Hotel	—	8	30	8	8	38	46	7	—	2006	40
Sheraton San Diego Hotel & Marina	—	—	328	24	—	352	352	53	—	2006	40
Sheraton Santiago Hotel & Convention Center	—	19	11	(1)	19	10	29	2	—	2006	40
St. Regis Hotel, Houston	—	6	33	15	6	48	54	9	—	2006	40
Swissôtel Chicago	—	29	132	77	30	208	238	59	—	1998	40
Tampa Airport Marriott	—	—	9	20	—	29	29	22	—	2000	40
Tampa Marriott Waterside Hotel & Marina	—	—	—	106	11	95	106	31	2000	—	40
The Fairmont Kea Lani Maui	—	55	294	20	55	314	369	63	—	2003	40
The Ritz-Carlton, Amelia Island	—	25	115	58	25	173	198	60	—	1998	40
The Ritz-Carlton, Buckhead	—	14	81	58	15	138	153	59	—	1996	40
The Ritz-Carlton, Marina del Rey	—	—	52	24	—	76	76	36	—	1997	40
The Ritz-Carlton, Naples	208	19	126	97	21	221	242	105	—	1996	40
The Ritz-Carlton, Naples Golf Resort	—	6	—	92	22	76	98	18	2002	—	40
The Ritz-Carlton, Phoenix	—	10	63	7	10	70	80	27	—	1998	40
The Ritz-Carlton, San Francisco	—	31	123	23	31	146	177	54	—	1998	40
The Ritz-Carlton, Tysons Corner	—	—	89	15	—	104	104	40	—	1998	40
The Westin Buckhead Atlanta	—	5	84	21	6	104	110	37	—	1998	40
The Westin Chicago River North	—	33	116	1	33	117	150	4	—	2010	40
The Westin Cincinnati	—	—	54	11	—	65	65	12	—	2006	40
The Westin Denver Downtown	35	—	89	8	—	97	97	15	—	2006	40
The Westin Georgetown, Washington, D.C.	—	16	80	11	16	91	107	16	—	2006	40
The Westin Indianapolis	—	12	100	7	12	107	119	17	—	2006	40
The Westin Kierland Resort & Spa	—	100	280	16	100	296	396	40	—	2006	40
The Westin Los Angeles Airport	—	—	102	14	—	116	116	19	—	2006	40
The Westin Mission Hills Resort & Spa	—	40	47	12	38	61	99	12	—	2006	40

Description	Debt	Initial Costs		Subsequent Costs Capitalized	Gross Amount at December 31, 2011				Date of Completion of Construction	Date Acquired	Depreciation Life
		Land	Buildings & Improvements		Land	Buildings & Improvements	Total	Accumulated Depreciation
The Westin Seattle	—	39	175	3	39	178	217	26	—	2006	40
The Westin South Coast Plaza	—	—	46	9	—	55	55	18	—	2006	40
The Westin Waltham-Boston	—	9	59	8	9	67	76	12	—	2006	40
Toronto Marriott Airport	—	5	24	15	5	39	44	19	—	1996	40
Toronto Marriott Downtown Eaton Centre	—	—	27	17	—	44	44	20	—	1995	40
W New York	—	138	102	37	138	139	277	27	—	2006	40
W New York – Union Square	—	48	145	—	48	145	193	5	—	2010	40
W Seattle	—	11	125	1	11	126	137	18	—	2006	40
Washington Dulles Airport Marriott	—	—	3	36	—	39	39	30	—	1970	40
Westfields Marriott Washington Dulles	—	7	32	15	7	47	54	22	—	1994	40

Total hotels:	1,006	1,782	9,427	3,791	1,852	13,148	15,000	4,293
Other properties, each less than 5% of total	—	—	4	16	—	20	20	13	—	various	40

TOTAL	$1,006	$1,782	$9,431	$3,807	$1,852	$13,168	$15,020	$4,306

HOST HOTELS & RESORTS, INC., AND SUBSIDIARIES

HOST HOTELS & RESORTS, L.P., AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2011

(in millions)

Notes:

(A)	The change in total cost of properties for the fiscal years ended December 31, 2011, 2010 and 2009 is as follows:

Balance at December 31, 2008	$13,115
Additions:
Acquisitions	2
Capital expenditures and transfers from construction-in-progress	326
Deductions:
Dispositions and other	(265)
Impairments	(94)
Assets held for sale	(8)

Balance at December 31, 2009	13,076
Additions:
Acquisitions	532
Capital expenditures and transfers from construction-in-progress	161
Deductions:
Dispositions and other	(20)

Balance at December 31, 2010	13,749
Additions:
Acquisitions	1,155
Capital expenditures and transfers from construction-in-progress	338
Deductions:
Dispositions and other	(214)
Impairments	(8)

Balance at December 31, 2011	$15,020

(B)	The change in accumulated depreciation and amortization of real estate assets for the fiscal years ended December 31, 2011, 2010 and 2009 is as follows:

Balance at December 31, 2008	$3,075
Depreciation and amortization	451
Dispositions and other	(121)
Depreciation on assets held for sale	(1)

Balance at December 31, 2009	3,404
Depreciation and amortization	450
Dispositions and other	(20)

Balance at December 31, 2010	3,834
Depreciation and amortization	496
Dispositions and other	(24)

Balance at December 31, 2011	$4,306

(C)	The aggregate cost of real estate for federal income tax purposes is approximately $10,570 million at December 31, 2011.

(D)	The total cost of properties excludes construction-in-progress properties.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 1st day of May, 2012.

HOST HOTELS & RESORTS, L.P.
By: HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ Larry K. Harvey
	Name:	Larry K. Harvey
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Host Hotels & Resorts, Inc., the general partner of Host Hotels & Resorts, L.P., do hereby constitute and appoint Elizabeth A. Abdoo and Larry K. Harvey, and each of them, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and agreements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Edward Walter W. Edward Walter	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2012

/s/ Larry K. Harvey Larry K. Harvey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2012

/s/ Brian G. Macnamara Brian G. Macnamara	Senior Vice President and Corporate Controller (Principal Accounting Officer)	May 1, 2012

/s/ Richard E. Marriott Richard E. Marriott	Chairman of the Board of Directors	May 1, 2012

Signature	Title	Date

/s/ Robert M. Baylis	Director	May 1, 2012
Robert M. Baylis

/s/ Willard W. Brittain	Director	May 1, 2012
Willard W. Brittain

/s/ Terence C. Golden	Director	May 1, 2012
Terence C. Golden

/s/ Ann McLaughlin Korologos	Director	May 1, 2012
Ann McLaughlin Korologos

/s/ John B. Morse, Jr.	Director	May 1, 2012
John B. Morse, Jr.

Director
Walter C. Rakowich

/s/ Gordon H. Smith	Director	May 1, 2012
Gordon H. Smith

Exhibit Index

Exhibit No.	Description

1.	Underwriting Agreement

1.1**	Form of Underwriting Agreement relating to debt securities (to be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated by reference herein).

4.	Instruments Defining Rights of Security Holders

4.1	Amended and Restated Indenture dated as of August 5, 1998, by and among HMH Properties, Inc., as Issuer, and the Subsidiary Guarantors named therein, and Marine Midland Bank, as Trustee (incorporated by reference to Host Marriott Corporation Current Report on Form 8-K dated August 6, 1998).

4.2*	Form of Supplemental Indenture.

4.3*	Form of Note (incorporated by reference to Exhibit A of Exhibit 4.2 above).

5.	Opinions

5.1*	Opinion of Latham & Watkins LLP regarding the validity of the debt securities.

12.	Statement Regarding Computation of Ratios

12.1*	Computation of Ratios of Earnings to Fixed Charges and Preferred Unit Distributions.

23.	Consents

23.1*	Consent of KPMG LLP.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.	Power of Attorney

24.1*	Power of Attorney (included on the signature pages hereto).

25.	Statement of Eligibility of Trustee

25.1*	Statement of Eligibility of Trustee with respect to the Amended and Restated Indenture, as supplemented.

*	Filed herewith.
**	To be filed by amendment.